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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2004

TRUE TEMPER SPORTS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	333-72343 (Commission File Number)	52-2112620 (IRS Employer Identification No.)
8275 Tournament Drive Suite 200 Memphis, Tennessee 38125 (Address of Principal Executive Offices, including Zip Code)

Telephone: (901) 746-2000
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

        On February 23, 2004, True Temper Sports, Inc. (together with its subsidiaries, the "Company") commenced a private placement of $125.0 million of senior subordinated notes, subject to market and other conditions.

        The offering of the senior subordinated notes is part of a proposed stock purchase agreement of our direct parent company, True Temper Corporation, and a refinancing of certain indebtedness of the Company and True Temper Corporation (collectively referred to as the "Acquisition and Related Transactions"). The elements of the proposed Acquisition and Related Transations (including the payment of related costs and expenses) are: (i) the acquisition by TTS Holdings LLC, an affiliate of Gilbert Global Equity Partners, L.P., and certain members of the Company's senior management of all of the outstanding stock of the Company's parent, True Temper Corporation, for an aggregate purchase price of $342.0 million, subject to certain purchase price adjustments, (ii) the offering of the new senior subordinated notes; (iii) a new senior credit facility which is expected to provide for a $110.0 million term loan facility and a $20.0 million revolving credit facility; (iv) an equity contribution in the amount of $122.0 million by TTS Holding LLC, and certain members of the Company's senior management, (v) the repayment in full of all borrowings under the Company's existing credit facility (consisting of term loans totaling $14.0 million as of December 31, 2003); (vi) the redemption of all of the Company's outstanding 10 7/8% senior subordinated notes due 2008; (vii) the repayment in full of all True Temper Corporation senior discount notes (totaling $2.5 million as of December 31, 2003); and (viii) the redemption of all True Temper Corporation redeemable preferred stock (totaling $82.8 million as of December 31, 2003).

        There are statements herein which are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements included herein that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give the Company's current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "may," "could," "seek," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

        These forward-looking statements are based on the Company's expectations and beliefs concerning future events affecting us. They are subject to uncertainties and factors relating to the Company's operations and business environment all of which are difficult to predict and many of which are beyond the Company's control. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned herein will be important in determining future results. Actual future results may vary materially as a result of various risks and uncertainties, including, but not limited to:

  •
  a reduction in the popularity of golf and the growth of the market for golf clubs;

  •
  a reduction in discretionary consumer spending;

  •
  the Company's inability to develop new products;

  •
  work stoppages experienced by the Company or its customers;

  •
  the Company's inability to effectively compete in its industry;

  •
  the interruption or shut down of operations at the Company's main manufacturing facility;

  •
  consolidation of the Company's customer base;

  •
  fluctuations in the cost and availability of raw materials;

  •
  fluctuations in the cost and availability of energy sources to the Company or its customers;

  •
  fluctuations in the cost of health insurance;

  •
  the Company's inability to protect its intellectual property rights;

  •
  costs associated with environmental compliance and liabilities;

  •
  an increase in our minimum pension liability under the Company's defined benefit pension plan;

  •
  the Company's inability to retain and attract key personnel or other highly skilled employees;

  •
  risks relating to the Company's international operations, including fluctuations in currency exchange rates;

  •
  the Company's inability to successfully defend product liability claims and other litigation;

  •
  risks associated with future acquisitions; and

  •
  terrorist attacks and other acts of violence or war.

        Because of these factors, the Company cautions that investors should not place undue reliance on any of its forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Item 9. Regulation FD Disclosure

        In connection with the private placement of senior notes of True Temper Sports, Inc., the following information which was disclosed to potential investors is being reproduced herein.

        References to "our company," "we," "us" or "our" refer to the combined business of True Temper Sports, Inc. and all of its subsidiaries. All references to "True Temper Corporation" refer to the direct parent company of True Temper Sports, Inc., exclusive of any of its subsidiaries, which owns all of our issued and outstanding capital stock.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

        The summary historical financial data set forth below as of December 31, 1999, 2000, 2001, 2002 and 2003 and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003, were derived from our audited consolidated financial statements. The selected historical pro forma financial data as of and for the year ended December 31, 2003 were derived from our unaudited pro forma consolidated financial statements. The following financial information is not necessarily indicative of the operating results to be expected in the future.

	Year Ended December 31,
	Historical										Pro Forma
	1999		2000		2001		2002		2003		2003
	(dollars in thousands)
Statement of Operations Data:
Net sales	$92,215		$110,636		$111,083		$107,401		$116,206		$116,206
Gross profit(1)	36,131		45,254		43,348		42,240		46,736		46,736
Selling, general and administrative expenses	15,156		16,899		14,963		13,578		14,747		14,747
Amortization of goodwill(2)	2,701		2,701		2,695		—		—		—
Impairment of long-lived assets(3)	—		1,053		—		—		—		—
Business development and start-up costs(4)	—		—		—		312		869		869
Restructuring charges(5)	622		7		—		—		—		—
Loss on early extinguishment of long-term debt(6)	—		—		—		777		—		—
Operating income (loss)	17,652		24,594		25,690		27,573		31,120		31,120
Net income	$1,002		$5,627		$24,571		$9,252		$10,858		$7,896
Other Financial Data:
EBITDA(7)	$23,857		$30,830		$31,898		$30,825		$34,026		$34,026
Adjusted EBITDA(7)	25,087		32,390		32,398		32,414		36,078		36,078
Adjusted EBITDA margin(8)	27.2%		29.3%		29.2%		30.2%		31.0%		31.0%
Cash flows provided by (used in):
Operating activities	$7,619		$20,607		$12,162		$19,903		$21,402		$—
Investing activities	(1,572)		(3,543)		(2,291)		(1,164)		(3,460)		—
Financing activities	(1,885)		(19,323)		(5,862)		(19,846)		(16,623)		—
Capital expenditures(9)	1,620		3,621		2,001		1,164		3,460		3,460
Depreciation	3,504		3,535		3,513		3,252		2,906		2,906
Amortization of goodwill(2)	2,701		2,701		2,695		—		—		—
Cash payment for interest(10)	14,109		13,239		11,960		11,728		12,265		16,405
Consolidated cash payment for interest(10)	14,109		14,144		15,548		15,312		13,233		16,405
Cash payment for income taxes(11)	—		124		280		120		162		162
Ratio of total debt to Adjusted EBITDA(12)	5.4	x	3.7	x	3.6	x	3.8	x	3.2	x	6.5	x
Consolidated ratio of total debt to Adjusted EBITDA(13)	6.6	x	4.5	x	4.5	x	4.0	x	3.2	x	6.5	x
Ratio of Adjusted EBITDA to cash payment for interest(14)	1.8	x	2.4	x	2.7	x	2.8	x	2.9	x	2.2	x
Consolidated ratio of Adjusted EBITDA to consolidated cash payment for interest(15)	1.8	x	2.3	x	2.1	x	2.1	x	2.7	x	2.2	x
Ratio of earnings to fixed charges(16)	1.2	x	1.8	x	2.0	x	2.2	x	2.3	x	1.7	x
						As Adjusted

Balance Sheet Data:
Cash	$6,427	$4,168	$8,177	$7,070	$8,389	$—
Total assets	186,963	175,888	189,330	183,380	179,616	375,560
Total debt(17)	136,405	118,405	116,504	124,730	113,730	235,000
Consolidated total debt(18)	165,044	147,299	145,398	130,793	116,193	235,000
Total stockholder's equity	35,881	40,320	61,303	43,068	48,793	122,000

(1)
Gross profit includes the effect of the union contract ratification bonus payments totaling $400 and $683 for the years ended December 31, 1999 and 2003, respectively.

(2)
We adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Accordingly, goodwill amortization ceased as of that date. We have performed an impairment evaluation on its goodwill balances annually since that date, with no impairment charges required.

(3)
Impairment of long-lived assets charge of $1,053 during 2000 relates to a write-down in carrying value of an annealing furnace at our Amory, Mississippi steel shaft facility.

(4)
Business development and start-up costs relate to the establishment of our new composite shaft manufacturing facility in Guangzhou, China. These costs are expensed as incurred and are comprised of travel, consulting, legal and other professional services, personnel recruiting and compensation, facility rent and other start-up business costs.

(5)
Restructuring charges relate to the costs associated with the consolidation and integration of our graphite golf shaft manufacturing operations from two separate facilities into one centralized location. During 1999 and 2000, we transitioned the graphite golf shaft production at our Olive Branch, Mississippi facility into our El Cajon, California facility.

(6)
Loss on early extinguishment of long-term debt relates to the refinancing of our bank credit facility as of December 31, 2002, and consist primarily of the write-off of deferred financing costs associated with our original bank credit facility.

(7)
EBITDA represents earnings before (i) depreciation, (ii) amortization, (iii) net interest expense, (iv) provision for income taxes, and (v) net other expenses. Adjusted EBITDA represents EBITDA further adjusted to exclude (vi) impairment of long-lived assets, (vii) business development and start-up costs, (viii) restructuring charges, (ix) loss on early extinguishment of long-term debt, (x) union contract ratification bonuses, and (xi) Cornerstone management services fees. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including: (a) operating income as an indicator of operating performance; or (b) cash provided by operating activities as a measure of liquidity. We present EBITDA and Adjusted EBITDA as additional information because they are among the bases upon which we assess our financial performance, and certain covenants in our various borrowing arrangements are tied to similar measures. We believe EBITDA and Adjusted EBITDA are useful measures for the users of our financial statements because they provide information that can be used to evaluate the performance of our business from an operational perspective, exclusive of costs to finance our activities, income taxes, depreciation and amortization of operating assets, and other extraordinary and/or non routine events, none of which are directly relevant to the efficiency of our operations. EBITDA and Adjusted EBITDA are not calculated identically by all companies; therefore, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. In addition, our presentation of EBITDA and Adjusted EBITDA will not comply with regulations published by the SEC. The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Year Ended December 31,
	Historical					Pro Forma
	1999	2000	2001	2002	2003	2003
	(dollars in thousands)
Net income	$1,002	$5,627	$24,571	$9,252	$10,858	$7,896
Add:
Depreciation	3,504	3,535	3,513	3,252	2,906	2,906
Amortization(2)	2,701	2,701	2,695	—	—	—
Interest expense, net	14,341	13,693	12,660	12,236	13,017	17,794
Provisions for income taxes	2,318	5,218	(11,539)	5,992	7,113	5,298
Other expenses, net	(9)	56	(2)	93	132	132

EBITDA	$23,857	$30,830	$31,898	$30,825	$34,026	$34,026
Add:
Impairment of long-lived assets(3)	—	1,053	—	—	—	—
Business development and start-up costs(4)	—	—	—	312	869	869
Restructuring charges(5)	622	7	—	—	—	—
Loss on early extinguishment of long-term debt(6)	—	—	—	777	—	—
Union contract ratification bonus(a)	400	—	—	—	683	683
Cornerstone management services fee(b)	500	500	500	500	500	500
Subtract:
Pension curtailment gain(c)	(292)	—	—	—	—	—

Adjusted EBITDA	$25,087	$32,390	$32,398	$32,414	$36,078	$36,078

  (a)
  Union contract ratification bonus payments in 1999 and 2003 related to the successful ratification of four-year collective bargaining agreements with the United Steelworkers of America. The most recent agreement, effective July 1, 2003, extends through June 30, 2007.

  (b)
  The Cornerstone management services fee is contractually subordinate to our obligations under our existing senior subordinated notes, and as such, is added back to arrive at Adjusted EBITDA. The Gilbert Global management services fee will be contractually subordinate to our obligations under the notes, and as such, will be added back to arrive at Adjusted EBITDA.

  (c)
  In 1999 we transitioned our graphite golf shaft production from our Olive Branch, Mississippi facility to our El Cajon, California facility. The reduction in workforce in Olive Branch resulted in a pension curtailment gain. Due to the non-recurring nature of this gain, it is not included in Adjusted EBITDA.
(8)
Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales. Pro forma Adjusted EBITDA margin represents pro forma Adjusted EBITDA as a percentage of pro forma net sales.

(9)
Capital expenditures in 2000 include our acquisition of substantially all of the manufacturing equipment of a former competitor in the steel golf shaft market, Apollo Sports, for approximately $1,965.

(10)
Cash payment for interest reflects total interest expense less amortization of deferred financing costs. Consolidated cash payment for interest is equal to our cash payment for interest plus the additional cash interest paid by our parent company, True Temper Corporation, of $0, $905, $3,588, $3,584 and $968 for the years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively. We paid dividends to our parent company sufficient to allow it to make the cash interest payments described herein.

(11)
Cash payment for income taxes primarily reflect our current cash income tax liability for foreign operations. Virtually all of our U.S. domestic cash income tax liability for the periods presented was eliminated through the amortization of our tax goodwill associated with the 1998 recapitalization and our election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended.

(12)
Ratio of total debt to Adjusted EBITDA is calculated as total debt as of the applicable year-end divided by Adjusted EBITDA for the twelve months ended as of December 31 of the applicable year.

(13)
Consolidated ratio of total debt to Adjusted EBITDA is calculated as total debt plus net additional indebtedness of our parent company, True Temper Corporation, as of the applicable year-end, divided by Adjusted EBITDA for the twelve months ended as of December 31 of the applicable year. Net additional indebtedness of our parent company was $28,639, $28,894, $28,894, $6,063 and $2,463 as of December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

(14)
Ratio of Adjusted EBITDA to cash payment for interest is calculated as Adjusted EBITDA for the twelve months ended as of December 31 of the applicable year divided by cash payment for interest for such 12 month period.

(15)
Consolidated ratio of Adjusted EBITDA to consolidated cash payment for interest is calculated as Adjusted EBITDA for the twelve months ended as of December 31 of the applicable year divided by consolidated cash payment for interest for such 12 month period.

(16)
In calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals.

(17)
Total debt includes long-term debt and current maturities of long-term debt, and excludes capital leases. The increase in total debt at December 31, 2002 is associated with a refinancing effective as of that date. As part of the refinancing, we took out term loans totaling $25,000, the proceeds of which were used to retire senior discount notes at our parent company, True Temper Corporation.

(18)
Consolidated total debt is equal to total debt, as defined in footnote (17) above, plus the net additional indebtedness (net of cash on hand) of True Temper Corporation of $28,639, $28,894, $28,894, $6,063 and $2,463 as of December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

RISK FACTORS

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

        We have now and, after giving effect to the Acquisition and Related Transactions, will continue to have a significant amount of indebtedness. On December 31, 2003, after giving pro forma effect to the Acquisition and Related Transactions, we would have had total indebtedness of $235.0 million (of which $125.0 million would have consisted of the notes and the balance would have consisted of senior debt). Also after giving pro forma effect to the Acquisition and Related Transactions, our ratio of earnings to fixed charges for the fiscal year ended December 31, 2003 would have been 1.7x.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to these notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds.

        In addition, the indenture contains, and our new senior credit facilities will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our new senior credit facilities would permit additional borrowing of up to $20.0 million after completion of this offering and all of those borrowings would rank senior to the notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We may not generate sufficient cash flow from operations, realize currently anticipated cost savings and operating improvements on schedule or be able to make borrowings in the future under our new senior credit facilities in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity. We may not be able to refinance any of our indebtedness, including our new senior credit facilities and these notes, on commercially reasonable terms or at all.

The terms of our new senior credit facilities and the indenture relating to the notes restrict our current and future operations, particularly our ability to respond to changes or to take some actions.

        Our new senior credit facilities contain numerous operating covenants, and any future refinancing of our new senior credit facilities likely would contain a number of restrictive covenants, that impose significant operating and financial restrictions on us. Our new senior credit facilities also will include financial covenants, including requirements that we maintain minimum interest coverage ratios and maximum total leverage ratios. In addition, our new senior credit facilities and the indenture generally restrict our ability to, among other things:

  •
  incur additional indebtedness;

  •
  create liens or other encumbrances;

  •
  pay dividends or make distributions to our stockholders;

  •
  make investments;

  •
  purchase or redeem capital stock;

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  sell or otherwise dispose of assets;

  •
  enter into sale and leaseback transactions;

  •
  enter into transactions with affiliates; and

  •
  merge or consolidate with another entity.

        If we fail to comply with covenants contained in our new senior credit facilities or the indenture it could result in an event of default under those agreements which could materially and adversely affect our operating results and our financial condition.

We will be controlled by Gilbert Global and its affiliates and their interests as equity holders may conflict with yours as a creditor.

        After giving effect to the Acquisition and Related Transactions, Gilbert Global Equity Partners, L.P. and its affiliates ("Gilbert Global") will control approximately 87.7% of our parent company's outstanding capital stock on a fully diluted basis. The interests of Gilbert Global and its affiliates many not in all cases be aligned with the interests of a holder of the notes.

Our success depends on the continued popularity of golf and the growth of the market for golf clubs.

        We generate a substantial portion of our net revenues from the sale of golf shafts. The demand for our golf shafts is directly related to the popularity of golf, the number of golf participants and the number of rounds of golf being played by these participants. If golf participation decreases, sales of our products would be adversely affected. In addition, the popularity of golf organizations, such as the PGA, also affects the sales of our golf shafts. We depend on the exposure of our brands to increase brand recognition and reinforce the quality of our products. Any significant reduction in television coverage of PGA or other golf tournaments, or any other significant decreases in either attendance at golf tournaments or viewership of golf tournaments, will reduce the visibility of our brand and could adversely affect our sales.

A reduction in discretionary consumer spending could reduce sales of our products.

        Sales of golf clubs are dependent on discretionary consumer spending which may be affected by general economic conditions and could result in a decrease in consumer spending on golf equipment. In addition, our future results of operations could be affected adversely by a number of other factors that influence discretionary consumer spending, including consumer concerns over international and military conflicts around the world, unseasonal weather patterns, demand for our existing and future products, new product introductions by our competitors, an overall decline in participation in golf activities, shifting consumer preferences between graphite and steel golf shafts or other materials that we currently do not produce, and competitive pressures that otherwise result in lower than expected average selling prices. Any one or more of these factors could result in our failure to achieve our expectations as to future sales or earnings. Because most operating expenses are relatively fixed in the short-term, we may be unable to adjust spending to compensate for any unexpected sales shortfall, which could adversely affect our results of operations.

Our new product development efforts may not be successful.

        We may not be able to continue to develop competitive products, develop or use technology on a timely or competitive basis or otherwise respond to emerging market trends. Because the introduction of new golf shafts using steel, graphite or other composite and combined materials is critical to our future success, our continued growth will depend, in large part, on our ability to successfully develop and introduce new products in the marketplace. Should golf consumers prefer to use golf clubs made from materials other than steel or graphite, there could be a material adverse effect on the results of our operations. In addition, the design of new golf clubs is also greatly influenced by the rules and interpretations of the U.S. Golf Association, or USGA, and the Royal and Ancient Golf Club of St. Andrews, or St. Andrews. Although the golf equipment standards established by the USGA and St. Andrews generally apply to competitive events sanctioned by those organizations, we believe that it is critical for our future success that our new shafts comply with USGA and St. Andrews standards. New products that we introduce may not receive USGA or St. Andrews approval. In addition, existing USGA and St. Andrews standards may be changed in ways that adversely affect the sales of our current or future products.

We are subject to work stoppages at our facilities, which could seriously impact the profitability of our business.

        If any labor disruption or work stoppages affect our employees, the results of our operation could be adversely affected. At December 31, 2003, we employed approximately 710 full-time individuals. Of these, approximately 417 hourly employees at our Amory, Mississippi facility are represented by the United Steel Workers of America. We recently entered into a new collective bargaining agreement with the United Steel Workers of America which became effective on July 1, 2003 and will expire on June 30, 2007. Nevertheless, we may be subject to work stoppages or other labor disruptions in the future. If such events were to occur, our results of operations may be materially adversely affected.

We face intense competition with other golf shaft designers and manufacturers, and our inability to compete effectively for any reason could adversely affect our business.

        We operate in a highly competitive environment and compete against a number of established golf shaft designers, manufacturers and distributors. We also compete indirectly with manufacturers that produce shafts internally and face potential competition from golf club manufacturers that currently purchase golf shaft components from third parties but which may have, develop or acquire the ability to manufacture shafts internally. Unlike the steel shaft industry, the graphite shaft industry is highly fragmented. As a result, we compete with many competitors involved in the design and manufacture of graphite shafts. While we have had long-established relationships with most of our customers, we are not the exclusive supplier to most of them, and consistent with the industry practice, generally do not have long-term contracts with our customers. Although we believe that our relationships with our customers are good, the loss of a significant customer or a substantial decrease in sales to a significant customer could have a material adverse affect on our business and operating results. These factors, as well as demographic trends and economic conditions, could result in increased competition and could have a material adverse effect on our results of operations.

Our profitability would be adversely affected if the operation of our Amory manufacturing were interrupted or shut down.

        We operate a majority of our manufacturing processes at our facility in Amory, Mississippi. Any natural disaster or other serious disruption to this facility due to fire, tornado, flood or any other cause would substantially disrupt our sales and would damage a portion of our inventory, impairing our ability to adequately supply our customers. In addition, we could incur significantly higher costs and longer lead times associated with fulfilling our direct-to-consumer orders and distributing our products to our customers during the time it takes for us to reopen or replace our Amory facility. As a result, disruption at our Amory facility would adversely affect our profitability.

Risks related to our operating facility in China could adversely affect our business.

        In 2003, we opened a graphite manufacturing facility in southern China that we believe will enable us to produce our graphite shafts at a lower cost. We plan to transition some of our manufacturing capacity from the United States to China. This may result in cost inefficiencies and/or delay our realization of our expected costs savings due to our need to recruit and train personnel to operate this facility. In addition, we will be subject to potential political instability in China and trade conflict between the U.S. and China.

Consolidation of our customer base could adversely affect our business.

        If the industry and customer base continues to consolidate, then it is possible a consolidation of several of our existing customers into one company could represent a significant portion of our annual revenues. If this was to occur, and this customer selected an alternative shaft supplier, it could have a material adverse effect on our results of operations. If this consolidated company were to remain our customer it could represent an increased credit risk due to its size in relation to our total accounts receivable.

Fluctuations in the cost and availability of raw materials could adversely affect our business.

        Since we are dependent upon certain suppliers for steel, nickel, graphite prepreg and other materials, we are subject to price increases and delays in receiving materials. Although we have several sources for most of the key raw materials we purchase, and we attempt to establish purchase price commitments for one-year periods, we are subject to price increases for raw materials used in the manufacture of golf shafts and to delays in receiving these materials. As key components to the manufacture of golf shafts, a substantial price increase to one or more of these raw materials or any extended delay in their delivery could result in a material adverse effect on our results of operations.

Fluctuations in the cost and availability of energy sources to us could adversely affect our business.

        Our graphite shaft manufacturing operation in Southern California is dependent upon a consistent and affordable supply of electricity. If there is a prolonged shortage of electrical supply to our California facility and/or a significant increase in the cost of electrical power, we may need to temporarily or permanently close our graphite shaft operations, which could materially adversely affect our results of operations. In addition, our steel shaft manufacturing plant located in Mississippi relies upon a consistent and affordable supply of both natural gas and electrical power in order to conduct normal operations. If our Mississippi facility should experience a shortage in supply of either power source or a significant increase in cost, it could have a material adverse affect on our results of operations.

Fluctuations in the availability of energy sources to our customers could adversely affect our business.

        There are a significant number of golf equipment assemblers that are headquartered and conduct manufacturing operations in Southern California. In the aggregate, these companies account for a significant share of the golf equipment market and also account for a considerable portion of our sales revenue. With the disruption of electrical power to California and other Western states in recent years there is a risk that our customers' manufacturing operations may be adversely affected by power shortages. If this were to occur they may reduce their purchases of shafts from us causing a significant adverse impact to our revenues and results of operations.

Fluctuations in cost of health insurance could adversely affect our business.

        Health insurance coverage is a valuable benefit in retaining and attracting employees and has been subject to significant price increases by health industry providers. Since we do not plan to eliminate providing health benefits to our employees, the rising costs could have a material adverse affect on the results of our operations.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

        The patents we hold relating to certain of our products and technologies may not offer complete protection against infringement of our proprietary rights by others. As of December 31, 2003 we held 39 patents worldwide relating to various products and proprietary technologies, including the Sensicore technology, and had 18 patent applications pending. Patents may not be issued from the pending patent applications. Moreover, these patents may have limited commercial value or may not protect our products. Additionally, the U.S. patents that we hold do not preclude competitors from developing or marketing products similar to our products in international markets. We may infringe on others' intellectual property rights. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and could adversely affect our business.

We are subject to various environmental, health and safety laws and regulations that govern, and impose liability, for our activities and operations. If we do not comply with these laws and regulations, our business could be materially and adversely affected.

        We are subject to federal, state, and local environmental and workplace health and safety laws, regulations and requirements which, if contravened, could result in significant costs to us. Our manufacturing operations involve the use of hazardous substances and should there be a release of such substances from our facilities, we may be held liable. The penalties or corrective action costs associated with noncompliance could be material. In addition, we may receive notices of potential liability pursuant to federal or state laws for cleanup costs associated with waste recycling or disposal facilities at which wastes associated with our operations have allegedly come to be located.

Fluctuations in certain general economic conditions could increase our minimum pension liability under our defined benefit pension plan.

        We maintain an employer sponsored defined benefit pension plan for the hourly employees at our Amory, Mississippi steel golf shaft plant. We are subject to Financial Accounting Standards Board guidelines for recognition of our minimum pension liability, and subject to ERISA regulations with regard to our cash funding of the plan. As a result, certain U.S. economic conditions involving weak equity market performance and low general interest rates can both reduce the total value of the assets of the plan as well as increase our minimum pension liability under the plan. If these economic conditions are severe enough they could have a significant adverse effect on the funding status of our plan and our overall results of operations.

If we do not retain our key personnel and attract and retain other highly skilled employees our business will suffer.

        If we fail to retain and recruit the necessary personnel, our business and our ability to obtain new customers, develop new products and provide acceptable levels of customer service could suffer. The success of our business is heavily dependent on the leadership of our key management personnel. If any of these persons were to leave our company it would be difficult to replace them, and our business would be harmed.

We are subject to risks relating to our international operations.

        We are subject to risks customarily associated with foreign operations, including:

  •
  fluctuations in currency exchange rates;

  •
  import and export license requirements;

  •
  trade restrictions;

  •
  changes in tariffs and taxes;

  •
  restrictions on the transfer of funds into or out of a country;

  •
  unfamiliarity with foreign laws and regulations;

  •
  difficulties in staffing and managing international operations;

  •
  general economic and political conditions; and

  •
  unexpected changes in regulatory requirements.

        These risks could have a material adverse effect on our business, prospects, results of operations and financial condition.

We are subject to product liability claims and other litigation.

        From time to time, we are subject to product liability claims involving personal injuries allegedly relating to our products. Currently pending claims and any future claims are subject to the uncertainties related to litigation, and the ultimate outcome of any such proceedings or claims cannot be predicted.

We may engage in future acquisitions.

        We continuously review acquisition prospects that would complement our current product offerings, increase our size and geographic scope of operations or otherwise offer growth and operating efficiency opportunities. Any future acquisition may not be successfully completed or, if completed, any such acquisition may not be effectively integrated into our business. Acquisitions may entail numerous risks and impose costs on us, including, among others, difficulties associated with assimilating acquired operations or products, diversion of management's attention and adverse effects on existing business relationships with suppliers and customers. In addition, any future acquisitions could result in the incurrence of debt or contingent liabilities and other intangible assets, which could have a material adverse effect on our business, financial condition or results of operations.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war, including the military action in Iraq, have and could negatively impact the U.S. and foreign economies, the financial markets, the industries in which we operate, our operations and our profitability.

        Terrorist attacks may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks worldwide. These attacks have contributed to economic instability in the United States and elsewhere, and further acts of terrorism, violence or war could further affect the industries in which we operate, our business and our results of operations. In addition, terrorist attacks or hostilities may directly impact our physical facilities or those of our suppliers or customers and could impact our sales, our supply chain, our production capability and our ability to deliver our products and services to our customers. The consequences of any terrorist attacks or hostilities are unpredictable, and we may not be able to foresee events that could have an adverse effect on our operations or your investment.

THE ACQUISITION AND RELATED TRANSACTIONS

        On January 30, 2004, TTS Holdings LLC, a new company formed by Gilbert Global, entered into a stock purchase agreement with our direct parent company, True Temper Corporation, and certain of its securityholders, pursuant to which TTS Holdings LLC and certain members of our senior management agreed to purchase all of the outstanding shares of capital stock of True Temper Corporation. The purchase price for the acquisition is subject to purchase price adjustments based on the amount of our working capital, indebtedness and cash on hand as of the closing date, the amount of any shortfall in our targeted capital expenditures through the closing date and certain transaction costs paid or payable on or after the closing date. A portion of the aggregate purchase price in an amount equal to $10.0 million will be placed in escrow to support the sellers' indemnification obligations under the stock purchase agreement. This escrow amount will be stepped-down to $7.0 million on the first anniversary of closing and the remaining escrow amount will be released on the third anniversary of closing. The escrowed funds will be our sole source of indemnification against the sellers in connection with any breach by them of their representations and warranties contained in the stock purchase agreement, with certain customary exceptions. We intend to close this acquisition simultaneously with the issuance of the notes offered hereby and the closing of our new senior credit facilities.

        In connection with the acquisition of True Temper Corporation, we intend to repay our existing senior credit facility and redeem our outstanding 10 7/8% senior subordinated notes due 2008. The acquisition, the repayment of our existing senior credit facility and the redemption of our outstanding 10 7/8% senior subordinated notes due 2008 will be financed with the net proceeds of this offering, initial borrowings under our new senior credit facilities and an equity contribution by Gilbert Global and members of our senior management to TTS Holdings LLC. Consummation of this offering will occur concurrently with, and is conditioned upon, consummation of the acquisition of True Temper Corporation. We refer to the acquisition of True Temper Corporation, this offering, borrowings under our new term loan facilities constituting part of our new senior credit facilities, the equity contribution of our principal investors and the use of proceeds therefrom, as the "Acquisition and Related Transactions."

USE OF PROCEEDS

        We will use the net proceeds from the sale of the senior subordinated notes, borrowings under our new senior credit facilities and equity contributions from our principal investors to finance the Acquisition and Related Transactions and to pay related fees and expenses.

        The following table sets forth the estimated sources and uses of funds in connection with the Acquisition and Related Transactions, assuming that the Acquisition and Related Transactions had occurred on December 31, 2003. The actual amounts of such sources and uses of funds may differ at the time of the actual consummation of the Acquisition and Related Transactions.

(in millions)
Sources of Funds:
New revolving credit facility(1)	$—
New term loan facility(2)	110.0
Notes offered hereby	125.0
Equity contribution(3)	122.0

Total Sources of Funds	$357.0

Uses of Funds:
Repay existing senior credit facility(4)	$14.2
Redeem existing senior subordinated notes(5)	106.1
Redeem True Temper Corporation's existing preferred stock	82.8
Repay True Temper Corporation's existing senior discount notes	2.5
Cash consideration paid to current stockholders	130.4
Transaction expenses(6)	21.0

Total Uses of Funds	$357.0

(1)
Our new revolving credit facility will consist of a five-year revolving credit facility in an aggregate commitment amount of $20.0 million, none of which will be borrowed to finance the Acquisition and Related Transactions. At closing, we will have an availability under our new revolving credit facility of $20.0 million.

(2)
Our new term loan facility will consist of a seven-year term loan facility in an aggregate principal amount of $110.0 million, all of which will be borrowed to finance the Acquisition and Related Transactions.

(3)
Includes a new equity contribution of $118.5 million by Gilbert Global and management rollover equity of $3.5 million.

(4)
Includes accrued interest.

(5)
Includes accrued interest and call premium.

(6)
Includes fees and expenses related to the Acquisition and Related Transactions, including initial purchasers' discounts related to the notes and fees payable to an affiliate of Gilbert Global at closing.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2003 on an actual and as adjusted basis to give effect to the Acquisition and Related Transactions as if they had occurred on December 31, 2003.

	As of December 31, 2003
	Actual	As Adjusted
	(in millions, unaudited)
Debt:
Existing senior credit facility	$14.0	$—
New senior credit facilities:
New revolving credit facility(1)	—	—
New term loan facility	—	110.0
Existing senior subordinated notes	99.7	—
Senior subordinated notes offered hereby	—	125.0

Total debt	113.7	235.0
Total stockholder's equity	48.8	122.0

Total capitalization	$162.5	$357.0

(1)
Total revolving credit facility availability of $20.0 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated balance sheet and condensed consolidated statement of operations are based on our historical financial statements, adjusted to give pro forma effect to the Acquisition and Related Transactions and the payment of related fees and expenses, as if they had occurred on January 1, 2003.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statement information does not purport to represent what the results of operations or financial condition of us and our subsidiaries would actually have been had the Acquisition and Related Transactions and the payment of related fees and expenses in fact occurred on January 1, 2003, nor do they purport to project the results of operations or financial condition of us and our subsidiaries for any future period or date. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma condensed consolidated statement of operations does not include certain costs and charges, consisting primarily of the write-off of deferred financing costs, recognizing a call premium on the existing notes and professional, advisory and financing fees incurred by us in connection with the Acquisition and Related Transactions, which are non-recurring; therefore, no corresponding pro forma adjustments have been made for such non-recurring costs and charges. While the exact timing, nature and amount of these costs are subject to change, management anticipates that a one-time charge of approximately $14.4 million ($8.9 million after tax) will be recorded in the quarter in which the Acquisition and Related Transactions are consummated.

        We are a wholly owned subsidiary of True Temper Corporation. Our unaudited condensed consolidated pro forma balance sheet reflects, as an entity contribution, the push down of the $118.5 million equity contribution made by Gilbert Global in connection with the acquisition of True Temper Corporation plus $3.5 million of management rollover equity. The pro forma adjustments related to the purchase price allocation and financing of the acquisition are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. The actual purchase accounting adjustments described in the accompanying notes will be made as of the closing date of the acquisition and may differ from those reflected in these unaudited pro forma condensed consolidated financial statements. Revisions to the preliminary purchase price allocation and financing of the acquisition may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholder's equity, depreciation and amortization, interest expense and net income.

        The unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the Acquisition and Related Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or any future period.

True Temper Sports, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(Dollars in thousands)

	For the year ended December 31, 2003
	Historical	Adjustments		Pro Forma
Net sales	$116,206	$—		$116,206
Cost of sales	69,470	—		69,470

Gross profit	46,736	—		46,736
Selling, general and administrative expenses	14,747	—		14,747
Business development and start-up costs	869	—		869

Operating income	31,120	—		31,120
Interest expense, net of interest income	13,017	4,777	(a)	17,794
Other expenses, net	132	—		132

Income before income taxes	17,971	(4,777)		13,194
Income taxes	7,113	(1,815	)(b)	5,298

Net income	$10,858	$(2,962)		$7,896

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(Dollars in thousands)

The unaudited pro forma condensed consolidated statement of operations gives effect to the following adjustments.

(a)
To reflect adjustments to interest expense as a result of (i) the increase in annual interest expense associated with the $125,000 of notes offered hereby assuming an annual interest rate of 9.50% per annum; (ii) the increase in annual interest expense associated with $110,000 of variable rate debt under the term loan portion of our new senior credit facilities assuming a LIBOR rate of 1.25% per annum; (iii) the increase in annual interest expense related to the commitment fee of 0.50% per annum and a letter of credit fee of 3.00% per annum associated with the $20,000 variable rate revolving credit portion of the new senior credit facilities; (iv) the increase in annual interest expense associated with the amortization of deferred financing costs incurred with the issuance of the new indebtedness described above; and (v) the elimination of annual interest expense associated with the repayment of our existing senior credit facility and our existing senior subordinated notes, along with the deferred financing costs associated with this debt.

Year Ended December 31, 2003
Interest expense on term loan (LIBOR plus 2.75% per annum)	$4,400
Interest expense (commitment fee on unutilized portion, and applicable letter of credit fee) on revolving credit facility	130
Interest expense on the notes offered hereby	11,875
Amortization of deferred financing costs	1,389
Elimination of both interest expense and amortization of deferred financing costs related to repaid debt	(13,017)

Net interest expense adjustments	$4,777

  The actual interest rates on the variable rate indebtedness incurred to consummate the Acquisition and Related Transactions could vary from those used to compute the above adjustment of interest expense. A 1/8% increase in these variable rates would increase interest expense as presented by approximately $138.

(b)
To reflect the tax effect of the pro forma interest adjustments, using a combined federal, state and foreign statutory tax rate of 38.0%.

True Temper Sports, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(Dollars in thousands)

	For the year ended December 31, 2003
	Historical	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$8,389	$(8,389	)(a)	$—
Receivables, net	15,612	—		15,612
Inventories	15,656	—		15,656
Deferred financing costs	651	(651	)(b)	1,297
		1,297	(c)
Prepaid expenses and other current assets	1,620	—		1,620

Total current assets	41,928	(7,743)		34,185
Property, plant and equipment, net	15,026	—		15,026
Goodwill, net	71,506	189,421	(d)	260,927
Deferred tax assets	47,902	999	(d)	56,398
		8,037	(c)
Deferred financing costs, net	2,348	(2,348	)(b)	7,578
		7,578	(c)
Other assets	906	—		906

Total assets	$179,616	$195,944		$375,560

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Current portion of long-term debt	$4,500	$(4,500	)(f)	$1,100
		1,100	(g)
Accounts payable	4,992	—		4,992
Accrued expenses and other current liabilities	8,675	(1,161	)(h)	7,514

Total current liabilities	18,167	(4,561)		13,606
Long-term debt less the current portion	109,230	(109,230	)(f)	233,900
		125,000	(g)
		108,900	(g)
Other liabilities	3,426	1,649	(i)	6,054
	—	979	(i)	—

Total liabilities	130,823	122,737		253,560
Stockholder's equity
Total stockholder's equity, net	48,793	73,207	(e)	122,000

Total liabilities and stockholder's equity	$179,616	$195,944		$375,560

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(Dollars in thousands)

The unaudited pro forma condensed consolidated balance sheet gives effect to the following adjustments.

(a)
To reflect the dividend of existing cash to our parent company, True Temper Corporation, prior to the transactions contemplated herein.

(b)
To reflect the write-off of deferred financing costs associated with the debt repaid.

(c)
To reflect the capitalization of deferred financing costs associated with the issuance of anticipated borrowings under our new senior credit facilities and new senior subordinated notes.

(d)
To reflect the purchase accounting adjustments required by SFAS No. 141, Business Combinations, as follows:

As of December 31, 2003
Purchase price	$342,000
Direct acquisition costs of purchaser	6,125
Debt issuance costs	8,875

Total consideration, acquisition and debt issuance costs	$357,000
Total assets (excluding cash)	$171,227
Add: Tax effect of certain transaction related items(1)	8,037
Less: Total liabilities (excluding indebtedness and accrued interest)	(15,932)
Write-off of existing deferred financing costs	(2,999)

Book value of net assets acquired	$160,333

Excess of purchase price over net asset value	$196,667

Preliminary allocation of excess purchase price over net asset value:
Deferred financing costs	$8,875
Adjustment to defined benefit pension liability	(1,649)
Adjustment to post-retirement medical liability	(979)
Tax effect of adjustments to pension and medical liability(2)	999
Allocation to goodwill	189,421

Total allocation	$196,667

  (1)
  Tax effect of certain transaction related items:

Call premium on existing notes	$5,423
Write-off of existing deferred financing costs	2,999
Stock option exercise	12,729

Total gross impact to net operating losses	$21,151
Effective tax rate	38.0%

Tax effect	$8,037

  (2)
  Tax effect of adjustments to pension and medical liability:

Adjustment to defined benefit pension liability (footnote (i) below)	$1,649
Adjustment to post-retirement medical liability (footnote (i) below)	979

Total gross impact to net operating losses	$2,628
Effective tax rate	38.0%

Tax effect	$999

        In calculating the pro forma allocation of excess purchase price over net asset value, the purchase price has been allocated on a preliminary basis. We are in the process of evaluating the fair value of tangible and intangible assets acquired and liabilities assumed. Therefore, the purchase price allocation is subject to adjustments. Furthermore, the purchase price herein does not reflect any adjustments in working capital, indebtedness and cash at the closing date. All of which could differ from the values on the historical balance sheet as of December 31, 2003.

(e)
To reflect the impact on stockholder's equity of the Acquisition and Related Transactions, as follows:

As of December 31, 2003
Equity contribution(1)	$122,000
Cash consideration paid to current stockholders	(130,349)
Excess of purchase price over net assets acquired	196,667
Direct acquisition costs of purchaser	(6,125)
Debt issuance costs	(8,875)
Call premium on existing notes	(5,423)
Write-off of existing deferred financing costs	(2,999)
Seller transaction expenses	(6,000)
Dividend to True Temper Corporation(2)	(93,726)
Tax effect of certain transaction related items(3)	8,037

Total adjustments to stockholder's equity	$73,207

Sources & Uses Summary:
Sources:
New revolving credit facility	$—
New term loan facility	110,000
Notes offered hereby	125,000
Equity contribution(1)	122,000

Total sources	$357,000

Uses:
Redeem existing senior credit facility(4)	$14,237
Repay existing senior subordinated notes(5)	106,077
Redeem True Temper Corporation's existing preferred stock	82,800
Repay True Temper Corporation's existing senior discount notes	2,537
Cash consideration paid to existing stockholders	130,349
Transaction expenses(6)	21,000

Total uses	$357,000

  (1)
  At closing, equity contributed will include amounts related to our management rollover equity, not directly disclosed in this pro forma condensed consolidated balance sheet.

  (2)
  Dividend to True Temper Corporation:

To redeem preferred stock	$82,800
To repay senior discount notes	2,537
Existing balance sheet cash	8,389

Total	$93,726

  (3)
  Tax effect of certain transaction related items:

Call premium on existing notes	5,423
Write-off of existing deferred financing costs	2,999
Stock option exercise	12,729

Total gross impact to net operating losses	$21,151
Effective tax rate	38.0%

Tax effect	$8,037

  (4)
  Total to repay existing indebtedness includes (i) principal of $14,000 and (ii) accrued interest of $237.

  (5)
  Total to redeem existing notes includes (i) principal of $99,730, (ii) accrued interest of $924 and (iii) call premium of $5,432.

  (6)
  Includes fees and expenses related to the Acquisition and Related Transactions, including initial purchasers' discounts related to the notes and fees payable to an affiliate of Gilber Global at closing.

(f)
To reflect the repayment of existing long-term debt and current maturities.

(g)
To reflect the issuance of anticipated borrowings under the new senior credit facilities of $110,000 (current and long-term portions) and the new senior subordinated notes offered hereunder of $125,000.

(h)
To reflect the payment of $1,161 in interest payable, included in accrued expenses as of December 31, 2003, associated with the debt repaid.

(i)
To reflect the increase to our defined benefit pension liability and post-retirement medical liability of $1,649 and $979, respectively, associated with required purchase accounting adjustments to record unrecognized actuarial losses.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The selected financial data presented below as of the end of and for the years in the five-period ended December 31, 2003, have been derived from our audited consolidated financial statements.

	Year Ended December 31,
	1999	2000	2001	2002	2003
	(dollars in thousands)
Statement of Operations Data:
Net sales	$92,215	$110,636	$111,083	$107,401	$116,206
Gross profit(1)	36,131	45,254	43,348	42,240	46,736
Selling, general and administrative expenses	15,156	16,899	14,963	13,578	14,747
Amortization of goodwill(2)	2,701	2,701	2,695	—	—
Impairment of long-lived assets(3)	—	1,053	—	—	—
Business development and start-up costs(4)	—	—	—	312	869
Restructuring charges(5)	622	7	—	—	—
Loss on early extinguishment of long-term debt(6)	—	—	—	777	—
Operating income (loss)	17,652	24,594	25,690	27,573	31,120
Interest expense, net of interest income	14,341	13,693	12,660	12,236	13,017
Other expenses (income), net	(9)	56	(2)	93	132
Income before income taxes	3,320	10,845	13,032	15,244	17,971
Provision (gain) for income taxes(7)	2,318	5,218	(11,539)	5,992	7,113
Net income	$1,002	$5,627	$24,571	$9,252	$10,858
Balance Sheet Data:
Cash	$6,427	$4,168	$8,177	$7,070	$8,389
Total assets	186,963	175,888	189,330	183,380	179,616
Total debt(8)	136,405	118,405	116,504	124,730	113,730
Consolidated total debt(9)	165,044	147,299	145,398	130,793	116,193
Total stockholder's equity	35,881	40,320	61,303	43,068	48,793

(1)
Gross profit includes the effect of the union contract ratification bonus payments totaling $400 and $683 for the years ended December 31, 1999 and 2003, respectively.

(2)
We adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Accordingly, goodwill amortization ceased as of that date. We have performed an impairment evaluation on its goodwill balances annually since that date, with no impairment charges required.

(3)
Impairment of long-lived assets charge of $1,053 during 2000 relates to a write-down in carrying value of an annealing furnace at our Amory, Mississippi steel shaft facility.

(4)
Business development and start-up costs relate to the establishment of our new composite shaft manufacturing facility in Guangzhou, China. These costs are expensed as incurred and are comprised of travel, consulting, legal and other professional services, personnel recruiting and compensation, facility rent and other start-up business costs.

(5)
Restructuring charges relate to the costs associated with the consolidation and integration of our graphite golf shaft manufacturing operations from two separate facilities into one centralized location. During 1999 and 2000, we transitioned the graphite golf shaft production at our Olive Branch, Mississippi facility into our El Cajon, California facility.

(6)
Loss on early extinguishment of long-term debt relates to the refinancing of our bank credit facility as of December 31, 2002, and consist primarily of the write-off of deferred financing costs associated with our original bank credit facility.

(7)
Provision for income taxes in the year ended December 31, 2001 includes an adjustment associated with the elimination of a valuation allowance on deferred tax assets totaling $17,644.

(8)
Total debt includes long-term debt and current maturities of long-term debt, and excludes capital leases. The increase in total debt at December 31, 2002 is associated with a refinancing effective as of that date. As part of the refinancing, we took out term loans totaling $25,000, the proceeds of which were used to retire senior discount notes at our parent company, True Temper Corporation.

(9)
Consolidated total debt is equal to total debt, as defined in footnote (8) above, plus the net additional indebtedness (net of cash on hand) of True Temper Corporation of $28,639, $28,894, $28,894, $6,063 and $2,463 as of December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with, and is qualified in its entirety by, our audited consolidated financial statements, including the notes thereto.

Company Overview

        We are a wholly owned subsidiary of True Temper Corporation and a leading designer, manufacturer and marketer both steel and composite graphite golf shafts for original equipment manufacturers and distributors in the golf equipment industry. In addition, we produce and sell a variety of performance sports products that offer high strength and tight tolerance components produced with steel alloys and composite carbon fiber graphite materials for the bicycle, hockey and other recreational sports markets. In 2003, golf shaft net sales represented 94% of total net sales, and performance sports net sales represented 6%.

Year in Review—2003

        2003 was a landmark year for us as we generated record sales and operating income. These results were impressive in light of the recent soft economic environment and in comparison to the results of many of our competitors within the golf industry. For us, the events and milestones during 2003 provided another illustration of how our focus on key business strategies and new products yield improved operating results and opportunities for future growth.

Industry Overview & Golf Equipment Sales

        The most recent golf industry statistics provide some guidance in evaluating the industry overall. According to the National Golf Foundation and several other sources, the estimated total number of golfers in the United States increased between 2001 and 2002 and leveled off during 2003. Despite this increase, according to Golf Datatech, the number of rounds played in the United States declined 2.6% versus 2002. We believe, based on a recent National Golf Foundation survey, this decline in playing activity has been partially caused by the economic concerns of consumers during the last couple of years.

        We believe that the decline in playing activity has been countered by sales growth rates in most golf club categories as reported by the leading original golf equipment manufacturers. According to industry data, unit sales for drivers and fairway woods increased 4.5% in 2003, while the unit sales for irons, wedges and putters collectively increased 7.2% from 2002. These increases are also consistent with the single digit sales growth rates for the same golf club categories at the retail level.

        In general we find that the golf industry is becoming more global in nature and that certain major U.S. brands are gaining worldwide brand recognition and consumer preference. We believe this trend has been accelerating in recent years and continues to drive industry consolidation. In 2003, a number of the leading original golf equipment manufacturers acquired reputable brand name competitors. We believe this consolidation will continue as the leading brands attempt to expand their line of product offerings and extend their brand presence around the world. We believe this trend is a positive indicator for us as a global market leader and as a partner with many of these major industry participants.

Company Highlights

        During 2003, we introduced several new products which generated incremental sales growth in a number of our major product categories. Grafalloy Blue was launched in 2003 as a new breakthrough graphite shaft designed for today's oversized metal woods. This product has been tremendously successful and players using this product have already recorded victories on the PGA, Nationwide, Champions, and European Tours. In addition our recently introduced TX-90 brand of super light-weight steel shafts sold very well under the True Temper brand and as a co-branded stock product for programs with several of our top original equipment manufacturer customers. The performance of these products plus many others within our golf and performance sports segments helped us to generate 35% of our 2003 net sales from products introduced during the last two years.

        Our focus on new products was also evident in the growth of our net sales from our Performance Sports business. In 2003, our net sales from our Performance Sports business increased 39%, or $1.9 million to $6.5 million in 2003 from $4.6 million in 2002. This growth was driven by the market penetration for both our hockey stick products, and component bicycle parts in the high end bicycle market, along with market demand for certain niche products in this segment.

        Finally, in 2003, we celebrated the grand opening of our new composite graphite production facility in southern China where we commenced production operations during the fourth quarter. We believe this production facility in China, along with our distribution warehouse in Hong Kong, will enable us to support our global customer base with a logistical product supply and allow us to expand our product offering to meet customer needs in markets around the world.

Outlook for 2004

        In 2004, we plan to expand and enhance our position within the golf market and grow our presence in the performance sports markets for hockey sticks and quality composite high end bicycle components.

        In keeping with this plan we have recently developed and launched several new products for 2004, including:

  •
  Grafalloy ProLaunch, a graphite shaft designed with today's high performance heads and low-spin balls to help players achieve optimal launch conditions to reduce ball spin and maximize distance;

  •
  TX Tour, a tour version of TX-90 which offers a Superlite steel iron shaft with playing characteristics targeted towards the low handicap golfer;

  •
  Crossfire, an ultra light alloy shaft which was developed specifically for hybrid clubs and fairway woods;

  •
  A new series of composite bicycle handlebars for road and mountain bikes under the Alpha Q brand name; and

  •
  A composite bicycle seat post co-branded with the Alpha Q and ProLite brand names.

        Even though participation rates for rounds of golf played have sustained an overall decrease in recent years, we believe that the positive increases in the last three months of calendar 2003 compared to the same period in 2002 provides some grounds for optimism that participation rates have begun to rebound. We also believe that if the economic enviornment improves and unemployment rates decline this should help to fuel sales growth in many of the sporting goods categories in which we participate.

        Although we expect that these macro trends will favorably benefit our business, such outcomes are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. For instance, a recent trend toward shorter lead times in our customers' ordering patterns has reduced our ability to predict future sales. Although we believe that our expectations are reasonable, we do not know whether our expectations will prove correct. Our actual future results may vary materially as a result of various risks and uncertainties, including but not limited to, a reduction in discretionary consumer spending, risks relating to our international expansion, including our unfamiliarity with foreign laws and regulations and generally unfavorable political conditions in the international markets in which we seek to expand and a general downturn in the economy.

Results of Operations

        The following table sets forth the components of net income as a percentage of net sales for the periods indicated:

	For the Years Ended December 31,
	2003	2002	2001
Net sales	100.0%	100.0%	100.0%
Cost of sales	59.8	60.7	61.0
Gross profit	40.2	39.3	39.0
Selling, general and administrative expenses	12.7	12.6	13.5
Amortization of goodwill	—	—	2.4
Business development and start-up costs	0.7	0.3	—
Loss on early extinguishment of debt	—	0.7	—
Operating income	26.8	25.7	23.1
Interest expenses, net of interest income	11.2	11.4	11.4
Other expenses, net	0.1	0.1	0.0
Earnings before income taxes	15.5	14.2	11.7
Income taxes (benefit) expense	6.1	5.6	(10.4)
Net income	9.3%	8.6%	22.1%

Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

        Net sales for 2003 increased $8.8 million, or 8.2%, to $116.2 million from $107.4 million in 2002. Net sales of golf shafts increased by $7.0 million to $109.8 million in 2003 from $102.8 million in 2002. The consolidated change in golf shaft sales was generated by the following drivers in each of our three major product categories:

  •
  Sales for premium grade steel golf shafts increased as more original golf equipment manufacturers introduced light-weight steel shafts as the stock component shaft in their new product launches. The light-weight steel products have received favorable acceptance from the marketplace as they combine the lighter weight benefits of graphite shafts with the consistent performance of steel material. In addition, we believe we have gained market share in the premium steel category as one of our competitors struggled to satisfy their customer delivery and quality requirements;

  •
  In 2003, we introduced a new line of graphite shafts known as Grafalloy Blue. This shaft is an ultra-light graphite shaft designed specifically for today's oversized drivers and incorporates a patent pending micro-mesh tip technology to deliver the optimum combination of tip stability and energy transfer for the big heads on drivers sold by many of the major original golf equipment manufacturers. The product performed well and was used by several winners on the professional tours, helping to grow our graphite golf shaft sales by double digit rates between 2002 and 2003; and

  •
  The revenue gains in both the premium steel and graphite shaft categories were somewhat offset by a decline in the sales of commercial grade steel shafts. Commercial grade steel shafts are used in the assembly of opening price point golf club sets that are distributed through mass channel retail stores. These products are sold to entry-level players or lower income consumers who we believe were particularly affected by the recent sluggish economy.

        Performance sports net sales increased by $1.9 million to $6.5 million in 2003 from $4.6 million in 2002. This growth was driven by the market penetration for both our hockey stick products and component bicycle parts in the high end bicycle market. In addition, market demand drove increased net sales for certain niche products within this category.

        Net sales to our international customers increased $6.4 million, or 21.0%, to $36.6 million in 2003 from $30.3 million in 2002. During the last several years, many North American original equipment manufacturers have elected to outsource their golf club assembly to third party producers in China. This trend continued in 2003 as our exports into China increased significantly to support the migration of club assembly into the region. In addition, net sales from our international operations benefited from an improvement in foreign currency exchange rates between years, and from improved unit sales volumes in the United Kingdom as we shared in the improved market penetration of our existing original golf equipment manufacturing customers.

        Gross Profit for the year increased $4.5 million, or 10.6%, to $46.7 million in 2003 from $42.2 million in 2002. Gross profit as a percentage of net sales increased to 40.2% from 39.3% the prior year. The increase in gross profit margin was generated by several positive factors, including:

  •
  An improved sales mix towards higher margin products such as light-weight steel and Grafalloy Blue;

  •
  The favorable impact of foreign currency exchange rates in the United Kingdom, Japan and Australia; and

  •
  Favorable leverage on fixed manufacturing costs from increased sales volumes and productivity improvements on maturing new products.

These positive contributors to margin enhancement were somewhat offset by:

  •
  Increased costs for natural gas;

  •
  Increased costs for employee healthcare benefits, and

  •
  The impact of a $683,000 ratification bonus paid to the hourly employees represented by the United Steelworkers of America relating to a new four year collective bargaining agreement effective July 1, 2003 and expiring on June 30, 2007.

Excluding the cost of the union ratification bonus, gross profit for 2003 would have increased by $5.2 million, or 12.3%, from 2002, and gross profit as a percentage of net sales would have increased to 40.8% from 39.3%.

        Selling, General and Administrative Expenses for the year increased approximately $1.2 million, or 8.6%, to $14.7 million in 2003 from $13.6 million in 2002. As a percentage of net sales, selling, general and administrative expenses increased to 12.7% in 2002 from 12.6% the prior year. Selling, general and administrative spending increased between years to fund additional personnel costs for sales and marketing efforts and to record increased performance based management programs.

        Business Development and Start-Up Costs in 2003 were $0.9 million. This amount is comprised of travel, professional and legal fees, personnel recruiting and compensation, facility rent, shipping and installation of equipment, and other start up business costs relating to opening a composite manufacturing operation in southern China, which are expensed as incurred. These costs increased compared to the prior year as we hired local personnel, initiated rental payments, and began incurring costs incidental to initial training and operations.

        Operating Income in 2003 increased by $3.5 million, or 12.9%, to $31.1 million from $27.6 million in 2002. Effective January 1, 2002 we adopted Statement 145, Rescission of FASB Statements Nos. 4 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, and as such its loss on the early extinguishment of debt in 2002 was recorded as a component of operating income. In 2002, we refinanced our existing 1998 bank credit facility with a new loan agreement, the 2002 bank credit facility. As a result we wrote off the remaining unamortized deferred financing costs associated with the 1998 bank credit facility. We did not extinguish debt in 2003. Excluding the effects of the union ratification bonus in 2003, the loss on early extinguishment of debt in 2002 and business development and start-up costs in both 2003 and 2002, operating income for 2003 would have increased by $4.0 million, or 14.0% from 2002 and operating income as a percentage of net sales would have increased to 28.1% from 26.7%. The remainder of the change in operating income reflects the changes described above in sales, gross profit and selling, general and administrative expenses.

        Interest Expense for the year increased by $0.8 million, to $13.0 million in 2003 from $12.2 million in 2002. The increase was generated from a higher average outstanding balance of our term bank debt between periods partially offset by the lower weighted average interest rates on our variable rate debt between years. At the end of 2002, we restructured our consolidated debt for both us and our parent company, True Temper Corporation, by entering a the 2002 bank credit facility loan agreement for us and using the proceeds to issue dividends to True Temper Corporation, which True Temper Corporation then used to retire principal amounts on True Temper Corporation's outstanding senior discount notes.

        Income Tax expense increased by $1.1 million, to $7.1 million in 2003 from $6.0 million in 2002. The effective tax rate during these periods differs from a federal statutory rate of 34% due primarily to the incremental tax rate for state and foreign income tax purposes.

        Net Income for the year 2003 increased to $10.9 million from $9.3 million in 2002, and reflects the impact of the changes described above.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

        Net sales for 2002 decreased $3.7 million, or 3.3%, to $107.4 million from $111.1 million in 2001. Net sales of golf shafts decreased by $3.6 million to $102.8 million in 2002 from $106.3 million in 2001. This decrease was driven primarily by reduced sales of our multi-material golf shaft product line, which was introduced during the first quarter of 2001. The sales generated during 2001 were magnified by the initial sales to original golf equipment manufacturers and distributors to fill the supply chain, as well as the industry-wide interest generated by the nature of this new product offering. However, in 2002 demand for the multi-material shafts declined as original golf equipment manufacturers and distributors focused on lighter-weight 100% graphite shafts to accommodate the heavier and bigger golf club heads coming to market. The decline in sales of multi-material golf shafts and other shafts was partially offset by the increase in our sales of premium grade steel shafts which have strengthened with the introduction of our new lighter weight steel products and the year over year industry wide increase in unit sales for both putters and wedges.

        Performance sports net sales decreased slightly to $4.6 million in 2002 from $4.8 million in 2001. This decrease reflects our decision to exit certain lower margin steel tubing markets and was partially offset by increased sales of bicycle and hockey products.

        Net sales to our international customers increased approximately $6.8 million, or 29.1%, to $30.3 million in 2002 from $23.4 million in 2001. This increase was driven primarily by increased unit sales volume in premium grade steel shafts which have strengthened with the introduction of new lighter weight steel products. In addition, export sales have grown with the continued shift of golf club assembly operations to Southeast Asia. Lastly, we recognized approximately $0.4 million in higher sales from favorable changes to foreign currency exchange rates over the course of 2002.

        Gross Profit for the year decreased approximately $1.1 million, or 2.6%, to $42.2 million in 2002 from $43.4 million in 2001. Gross profit as a percentage of net sales increased to 39.3% from 39.0% the prior year. This slight increase in gross profit as a percentage of net sales was driven by several factors, including a favorable shift in the mix of sales to higher margin products, the positive impact from changes in foreign currency exchange rates between the US dollar and other currencies and decreases in the cost of natural gas. These favorable factors were somewhat offset by increased costs for employee medical benefits, pension expense, inventory valuation adjustments and other inflation factors.

        Selling, General and Administrative Expenses for the year decreased $1.4 million, or 9.3%, to $13.6 million in 2002 from $15.0 million in 2001. As a percentage of net sales, selling, general and administrative decreased to 12.6% in 2002 from 13.5% the prior year. This decrease was driven primarily by a $1.5 million decrease in promotional advertising expenses. In 2001, we incurred significant advertising and promotional expenses to promote our new BiMatrx products. This promotion effort included a national television advertising program. As we entered 2002, recognizing the challenging economic environment, we decided to reduce our promotional spending for the year.

        Business Development and Start-Up Costs in 2002 were $0.3 million. This amount is comprised of travel, consulting, legal, personnel recruiting and other start up business costs relating to opening a composite manufacturing operation in southern China.

        Loss on Early Extinguishment of Long-Term Debt was $0.8 million. We elected to adopt Statement 145, Rescission of FASB Statements Nos. 4 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, as of January 1, 2002, and as such its loss on the early extinguishment of debt in 2002 was recorded as a component of operating income. In the fourth quarter of 2002, we refinanced our existing bank credit facility with a new term loan agreement. As a result we wrote off the remaining unamortized deferred financing costs associated with our 1998 bank credit facility. We did not extinguish debt in 2001 or 2000.

        Operating Income in 2002 increased by $1.9 million, or 7.3%, to $27.6 million from $25.7 million in 2001. Operating income as a percentage of net sales increased to 25.7% in 2002 from 23.1% in 2001. Effective January 1, 2002, we adopted FASB No. 142, Goodwill and Other Intangible Assets, which requires us, among other things, to discontinue the amortization of our goodwill. In 2001, goodwill amortization was $2.7 million. Excluding the effects of goodwill amortization in 2001, the loss on early extinguishment of debt and business development and start-up costs in 2002, operating income for 2002 would have increased by $0.3 million, or 1.0% from 2001 and operating income as a percentage of net sales would have increased to 26.7% from 25.6%. The remainder of the change in operating income reflects the changes described above in sales, gross profit and selling, general and administrative expenses.

        Interest Expense for the year decreased by approximately $0.4 million, to $12.2 million in 2002 from $12.7 million in 2001. The decrease was generated from the decline in the average outstanding balance of our term bank debt between periods and the lower weighted average interest rates on our variable rate debt between years.

        Income Tax expense changed by $17.5 million, to a $6.0 million expense in 2002 from an $11.5 million benefit in 2001. In 2001, we determined it was more likely than not we would realize the tax benefit of its deferred tax assets and eliminated its $17.6 million valuation allowance recorded against its deferred tax assets. The effective tax rate during these periods differs from a federal statutory rate of 34% due primarily to the incremental tax rate for state and foreign income tax purposes, and in 2001 the pre-tax income added back for the non-deductible portion of goodwill amortization and the elimination of the valuation allowance on deferred tax assets.

        Net Income for the year 2002 decreased to $9.3 million from $24.6 million in 2001, and reflects the impact of the changes described above.

Liquidity & Capital Resources

        The following table shows cash flow activity by source.

	2003	2002
Net cash provided by operating activities	$21,402	$19,903
Net cash used in investing activities	(3,460)	(1,164)
Net cash used in financing activities	(16,623)	(19,846)

General

        At the beginning of 2002 we had a senior bank credit facility ("1998 bank credit facility") which included a $20.0 million non-amortizing revolving credit facility with funds available on a revolving basis through September 30, 2004, a $10.0 million term A loan due in 2004 and a $27.5 million term B loan due in 2005.

        In the fourth quarter of 2002, we refinanced our existing 1998 bank credit facility and obtained a new senior bank credit facility ("2002 bank credit facility"). On December 31, 2002 we entered into the 2002 bank credit facility which includes a $15.0 million non-amortizing revolving credit facility, and a $25.0 million term loan. Amounts under the revolving terms of the 2002 bank credit facility are available on a revolving basis through December 31, 2007. The term loan requires quarterly cash interest and principal payments which began in March 2003 and continue through December 2007.

        We used the proceeds from this loan to pay a dividend to True Temper Corporation to enable True Temper Corporation to repay a portion of the outstanding principal on its senior discount notes which carry a 13.25% Pay-In-Kind interest rate or a 12.25% cash interest rate. In 2002, we paid True Temper Corporation a total dividend of $27.1 million. True Temper Corporation used the proceeds of this dividend to make the following payments related to its senior discount notes: paid $3.6 million for cash payment for interest, repaid $22.4 million against the accreted principal balance due, and paid $1.1 million as an early redemption call premium.

        In addition, as of December 31, 2003, we had $99.7 million in 10 7/8% Senior Subordinated Notes Due 2008 (the "existing notes") outstanding. The existing notes require cash interest payments each June 1 and December 1. The cash interest payments began on June 1, 1999. The existing notes are redeemable at our option, under certain circumstances and at certain redemption prices, beginning on December 1, 2003.

        Both the 2002 bank credit facility and the existing notes contain covenants and events of default, including substantial restrictions and provisions which, among other things, limit our ability to incur additional indebtedness, make acquisitions and capital expenditures, sell assets, create liens or other encumbrances, make certain payments and dividends, or merge or consolidate. The 2002 bank credit facility also requires us to maintain certain specified financial ratios and tests, including minimum EBITDA levels, minimum interest coverage and fixed charge coverage ratios and maximum leverage ratios. At December 31, 2003 we were in compliance with all of the covenants in both the 2002 bank credit facility and the existing notes. Furthermore, the 2002 bank credit facility requires certain mandatory prepayments including payments from the net proceeds of certain asset sales and a portion of our excess cash flow.

        In connection with the Acquisition and Related Transactions, we plan to redeem the outstanding existing notes, repay the outstanding principal balance on our 2002 bank credit facility, repay the outstanding principal balance on the True Temper Corporation senior discount notes, pay any call or redemption premiums on these instruments, and pay for any accrued interest expenses through the date on which these debt obligations are redeemed and paid in full. The repayment of these debt obligations will occur on the date when the Acquisition and Related Transactions close and will be funded with the proceeds of the issuance of new notes and borrowings under new senior credit facilities, as described below under "Subsequent Events."

Discussion of Cash Flows for Years Ended December 31, 2003 and 2002

        Cash provided by operating activities increased by $1.5 million to $21.4 million in 2003 from $19.9 million in 2002. This growth was generated by a $1.6 million increase in our net income, which was partially offset by a slight increase in working capital requirements.

        We used $3.5 million to invest in property, plant and equipment in 2003 compared to the $1.2 million we spent in 2002. The capital expenditures in 2003 included approximately $800,000 in leasehold improvements and supplemental equipment purchases for our new composite graphite manufacturing facility in China.

        In 2003, we repaid $11.0 million of principal on our 2002 bank credit facility. In 2002, we repaid the remaining $16.5 million principal balance of our 1998 bank credit facility. Effective December 31, 2002, we refinanced our 1998 bank credit facility. Under the terms of our 2002 bank credit facility, we are required to pay $4.5 million in scheduled principal payments during 2004.

        In 2003, we declared and made four quarterly dividends to our parent company, True Temper Corporation, totaling $5.2 million. These funds were used by our parent company to make quarterly interest payments on its senior discount notes, and to voluntarily repay a portion of the principal totaling $4.0 million. In 2002, we declared and paid dividends to our parent company of $27.1 million to make quarterly interest payments on its senior discount notes and to voluntarily repay a portion of the outstanding principal.

        In addition, in the first quarter of 2002, we repurchased $0.3 million of our existing notes in an open market repurchase program.

Discussion of Cash Flows for Year Ended December 31, 2001

        Cash provided by operating activities decreased to $12.2 million in 2001 from $20.6 million the prior year. This decline was driven by a $7.5 million increase in cash required for working capital needs, mostly resulting from a $3.5 million increase in the year end trade accounts receivable balance between 2000 and 2001, plus a $5.7 million decrease in accounts payable and other liabilities between 2000 and 2001.

        We used $2.3 million in 2001 for investing activities, of which $2.0 million was used for the purchase of property plant and equipment and $0.3 million was used to purchase the production assets and intellectual property rights from Advanced Materials Engineering ("AME"). AME is a designer and manufacturer of composite carbon bicycle forks for use in high-end road bicycles under the Alpha Q brand name.

        In 2001, we repaid $1.9 million of the principal on our 1998 bank credit facility.

Existing Contractual Cash Obligations

        The following table reflects our contractual cash obligations for long-term debt, capital and operating leases existing as of December 31, 2003:

	Total	2004	2005 through 2006	2007 through 2008	Thereafter
Long-Term Debt(1)	$113.7	$4.5	$9.5	$99.7	$—
Operating Leases	3.8	1.0	1.7	1.1	—
Purchase Commitments(2)	0.7	0.7	—	—	—

Total(3)	$118.2	$6.2	$11.2	$100.8	$—

(1)
Our long-term debt agreements contain customary change of control provisions that could, under certain circumstances, cause accelerated debt repayment.

(2)
Amount represents the purchase commitments of natural gas and nickel used in the manufacture of steel golf shafts at our Amory, Mississippi facility.

(3)
This table does not include our future obligations related to our funding of our pension benefits.

        In addition to the debt service obligations for principal and interest payments, our liquidity needs largely relate to working capital requirements and capital expenditures for machinery and equipment. We intend to fund our current and long term working capital, capital expenditure and debt service requirements through cash flow generated from operations. However, since there can be no assurance of future performance, as of December 31, 2003 we have the $15.0 million revolving credit facility available for future cash requirements. The maximum amount we may use of the $15.0 million revolving credit facility is limited by the financial covenants contained within the 2002 bank credit facility.

        In addition to the contractual cash obligations noted in the table above, we also have a management services agreement with the principle common stock holder in our parent company, which requires the payment of an annual advisory fee of $0.5 million.

        Depending on the size, any future acquisitions, joint ventures, capital expenditures or similar transactions may require significant capital resources in excess of cash provided from operations, and potentially in excess of cash available under the revolving credit facility. There can be no assurance that we will be able to obtain the necessary capital under acceptable terms, from creditors or other sources that will be sufficient to execute any such business investment or capital expenditure.

Subsequent Events—Purchase Agreement for True Temper Corporation

        On January 30, 2004, TTS Holdings LLC, a new company formed by Gilbert Global, entered into a stock purchase agreement with our direct parent company, True Temper Corporation, and certain of its securityholders, pursuant to which TTS Holdings LLC and certain members of our senior management agreed to purchase all of the outstanding shares of capital stock of True Temper Corporation. In connection with this acquisition of True Temper Corporation, we intend to repay our 2002 bank credit facility and redeem our existing notes. The acquisition, the repayment of our 2002 bank credit facility and the redemption of our existing notes will be financed with the net proceeds of this offering, initial borrowings under our new senior credit facilities and an equity contribution by Gilbert Global and members of our senior management to TTS Holdings LLC.

        If the Acquisition and Related Transactions are consummated, we expect that:

  •
  our new senior credit facilities will include (i) a $20.0 million revolving credit capacity with similar features to the $15 million revolving credit facility under our 2002 bank credit facility and (ii) a $110.0 million term loan facility with similar features to the $25.0 million term loan facility under our 2002 bank credit facility; and

  •
  the $125.0 million of new senior subordinated notes to be issued in this offering will have similar features to our existing notes.

        The proceeds from the offering of the new notes and borrowings under the new senior credit facilities will be used to redeem the outstanding existing notes, including accrued and unpaid interest and redemption premium. We expect that a portion of the remaining proceeds will be used to pay transaction fees and expenses and to purchase a portion of the shares of preferred and/or common stock held by existing owners of True Temper Corporation.

        If the acquisition of True Temper Corporation is completed and we create a new debt structure similar to that described above, we plan to use our existing cash and cash provided from future operations, if any, as allowed within the covenants of our new debt obligations to:

  •
  Repay the principal on any term bank debt; and/or

  •
  To make additional investments in the business for growth, which may include, among other things, capital expenditures, business acquisitions, and/or expenditures for business development and expansion in China.

        Subsequent to the closing of the Acquisition and Related Transactions we expect that we will pay a management fee to the new principle common stockholder as compensation for management services that the new owner provides. We expect that the terms and condition of this agreement will be similar to our current management services agreement.

Seasonality

        In general, the component supplier sales to golf equipment companies and distributors are seasonal, and tend to precede the warm weather golf season. However, there are exceptions, especially for those suppliers that sell to the high volume opening price point golf club manufacturers who sell their product through mass channel retail stores and generate strong volumes during the holiday gift-giving season. Our business does experience some seasonal fluctuations, based on a five year average, approximately 55% of our net sales are generated in the first half of the year, and the remaining 45% of our net sales are generated in the second half.

Inflation

        As a general rule we do not believe inflation has had a material impact on our historical results of operations, as we experience inflation trends that are consistent with the national averages and probably similar to other domestic manufacturers.

        Nonetheless, as noted in our earlier disclosure regarding the changes in gross profit between 2002 and 2003, we experienced an increase in the cost of natural gas we use for our steel plant operations in Amory, Mississippi in 2003, when the average cost of natural gas delivered to our Amory plant increased by 34% compared to the average price we paid for delivered gas in 2002. Based upon current market prices and purchases of natural gas contracts for 2003, we expect natural gas costs to increase again during 2004.

        In addition, during 2003, we recognized an increase in insurance premiums for our employee health benefits coverage. The health insurance premiums for one of our plans, covering a majority of our employees, increased consistent with the overall national average or healthcare coverage. We expect that our increases in health benefit costs will again equal the national average in 2004.

Deferred Tax Assets

        In conjunction with the leveraged recapitalization and the issuance of our existing notes in 1998, we recognized an increase in our deferred tax assets, since the recapitalization was treated as a taxable business combination for federal and state income tax purposes. This resulted in a step-up in our tax basis. This step-up in tax basis provided approximately $185.6 million in future tax deductions and a reduction of approximately $52.9 million in future tax payments over the 15 year period beginning with 1998, net of a valuation reserve of approximately $17.6 million that was established in 1998 when the recapitalization occurred. We elected to make a Section 338(h)(10) election under the Internal Revenue Code resulting in an anticipated annualized cash tax benefit of approximately $4.7 million, if fully utilized.

        In the fourth quarter of 2001, after considering the our historical financial performance for the preceding three years, and other available evidence, we determined that it was more likely than not that we would realize the tax benefit of all of our deferred tax assets. As a result, our valuation allowance on our deferred tax assets was eliminated with the change in the valuation allowance recorded as a deferred tax benefit.

Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires the appropriate application of certain accounting policies, many of which require our management to make estimates and assumptions about future events and their impact on amounts reported in the financial statements and accompanying notes. Since future events and their impact cannot be determined with absolute certainty, the actual results will inevitably differ from our management's estimates. Such differences may be material to the financial statements.

        We believe that our application of accounting policies, and the estimates inherently required therein, are reasonable under the circumstances. These accounting policies and estimates are constantly reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, we have found our application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.

        We have identified certain critical accounting policies which are described below.

        Revenue Recognition.    We derive substantially all of our revenue from the sales of golf shafts and performance sports products. Revenue is recognized when all of the following conditions exist: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the revenue amount is determinable and (iv) collection is reasonably assured. Liabilities are established for estimated returns, allowances, and discounts at the time revenue is recognized.

        Impairment of Long-Lived Assets, Including Goodwill.    We account for long-lived assets in accordance with the provisions of Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (Statement 144) and evaluates our goodwill for impairment under Statement No. 142, Goodwill and Other Intangible Assets (Statement 142). We evaluate our goodwill for impairment on an annual basis. We periodically evaluates our long-lived assets, including goodwill, for indicators that would suggest that the carrying amount of the assets may not be recoverable. The judgments regarding the existence of such indicators are based on factors such as operating performance, market conditions, and legal factors. The valuation of our long-lived assets, including goodwill requires us to use our judgment in evaluating these indicators.

        In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

        Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value.

        Valuation for Deferred Income Taxes.    Our financial statements include an estimate of income taxes assessed in each legal jurisdiction in which we operate. These income taxes include both a current payable amount, as well as a deferred portion which results from a variety of temporary book versus tax treatment differences. These differences result in deferred tax assets and liabilities, which are included in our balance sheet. Once established, any deferred tax asset must be evaluated to determine the likelihood that we will generate sufficient future taxable income to utilize the full amount. When facts and circumstances warrant, we establish, increase or reduce valuation allowances associated with deferred tax assets in order to reflect which assets meet the more likely than not realizability test.

Impact of Recently Issued Accounting Standards

        In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires us to record the fair value of an asset retirement obligation as a liability in the period in which we incur a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. We also record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. We are required to adopt SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 is not expected to have a material effect on our financial statements.

        In April 2002, the FASB issued Statement No. 145, Rescission of FASB Statements Nos. 4 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, which will affect income statement classification of gains and losses from extinguishment of debt. Statement 145 considers extinguishment of debt a risk management strategy by the reporting entity and the FASB does not believe it should be considered extraordinary under the criteria in APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB 30), unless the debt extinguishment meets the unusual in nature and infrequency of occurrence criteria in APB 30. Statement 145 is effective for fiscal years beginning after May 15, 2002 with early adoption encouraged. We elected to adopt Statement 145 as of January 1, 2002, and as such our loss on the early extinguishment of debt in 2002 was recorded as a component of operating income. We did not extinguish debt in 2001 or 2000.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires all companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities after December 31, 2002.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. This Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on our financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. We currently do not have a stock option plan consequently Statement No. 148 does not apply.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. This Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. This Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that we will consolidate or disclose information about variable interest entities when this Interpretation becomes effective. The application of this Interpretation is not expected to have a material effect on our financial statements.

Qualitative and Quantitative Disclosures About Market Risk

  Interest Rate Sensitivity

        The table below provides information about our debt obligations as of December 31, 2003 that are sensitive to changes in interest rates. The table presents cash flows and related weighted average interest rates by expected maturity dates (dollars in millions).

	Expected Maturity Date
LONG TERM DEBT	2004	2005	2006	2007	2008	There- after	Total	Fair Value
Fixed Rate 10.875% Senior Subordinated Notes	$—	$—	$—	$—	$99.7	$—	$99.7	$105.8
Average Interest Rate					10.88%		10.88%
Variable Rate Senior Credit Facility	$4.5	$5.0	$4.5	$—	$—	$—	$14.0	$14.0
Average Interest Rate(a)

  (a)
  Variable rate long-term debt is comprised of term loans under the senior credit facility. The senior credit facility provides for interest at our option, at (1) the base rate of the bank acting as administrative agent plus a margin adder of 2.25%, or (2) under a LIBOR option with a borrowing spread of LIBOR plus 3.50%.

  Exchange Rate Sensitivity

        We use forward foreign exchange contracts ("Instruments" or "Derivative Instruments") in our management of foreign currency exchange rate exposures. Instruments used as hedges must be effective at reducing the risks associated with the underlying exposure and must be designated as a hedge at the inception of the contract. Accordingly, changes in the market value of the Instruments must have a high degree of inverse correlation with changes in the market value or cash flows of the underlying hedged item.

        We use Derivative Instruments to hedge several components of its revenue and cash collection stream, including, (i) anticipated foreign currency sales, (ii) accounts receivable denominated in foreign currencies, and (iii) cash balances maintained in foreign currencies.

        The changes in the market value of Derivative Instruments hedging anticipated foreign currency sales are recognized in the consolidated balance sheets as a component of accumulated other comprehensive income in stockholder's equity. To the extent an instrument is no longer effective as a hedge due to a change in the underlying exposure, gains and losses are recognized currently in the consolidated statements of operations as a component of cost of sales.

        The changes in the market value of Derivative Instruments hedging accounts receivable or cash denominated in foreign currency are recognized as a component of operating income during the period of the change, as they are marked to market on a monthly basis.

        Assuming a hypothetical 10% adverse change in all foreign currencies, with the resulting functional currency gains and losses translated into U.S. dollars at the spot rate, the loss in fair value of exchange contracts held on December 31, 2003, would be $1.0 million. Those losses would be offset, in part, by gains on the underlying receivables and cash being hedged.

  Commodity Risk

        We have some exposure to risks associated with fluctuations in prices for commodities such as nickel and natural gas which are used to manufacture our products. Nickel is used in the plating of steel golf shafts, and natural gas is used as an energy source primarily in our steel manufacturing operations. In some cases we will purchase contracts to lock in prices for both nickel and natural gas to be delivered anywhere from one to twenty-four months from the date the contract is consummated. As of December 31, 2003 we held either under contract or have purchased approximately 40% of our expected 2004 usage of natural gas, and approximately 0% of our expected 2004 usage of nickel.

BUSINESS

Company Overview

        We are the world's leading designer, manufacturer and marketer of golf shafts. Since the 1930s, we have manufactured golf shafts under the widely recognized True Temper brand. In 2003, over 70% of our net sales were generated through the sale of steel golf shafts. We believe that our share of the worldwide steel shaft market was approximately 68% in 2003 and that our share is more than three times greater than the share of the next largest market participant. We are a leading supplier of premium steel shafts to top domestic golf club original equipment manufacturers and distributors, including Callaway®, Cleveland®, Golfsmith®, Golf Works®, Mizuno®, Nike®, PING®, TaylorMade®, Titleist® and Wilson®. From 1987 to 2003, our steel shafts were played by the winners of 57 of the PGA's 68 major championships, including 16 of the last 17 Masters champions. We are also one of the world's largest manufacturers of premium graphite (carbon fiber based composites) golf shafts, with an estimated share of approximately 9% of this highly fragmented market. In addition to golf shafts, through our Performance Sports business, we also design, manufacture and market products such as steel alloy bicycle frames, composite bicycle components, such as forks and handlebars, and graphite hockey shafts for the growing premium bicycle and hockey components markets. In 2003, we generated net sales of $116.2 million and Adjusted EBITDA of $36.1 million. Over the period from 1999 to 2003, we grew our net sales at a compound annual growth rate of 6.0% and we grew our Adjusted EBITDA at a compound annual growth rate of 9.5%.

        Our golf shaft products include over 1,000 proprietary models (with our customers' brand name, label or trademark affixed to the shaft) and 2,000 branded models (with the True Temper and / or Grafalloy brand name, label or trademark affixed to the shaft), including a full range of premium and commercial grade steel shafts and a full line of premium graphite shafts. We design, manufacture and market approximately 275 lines of steel shafts, including:

  •
  Dynamic Gold, which has been a leading steel shaft on the PGA Tour for nearly 25 years;

  •
  Sensicore, which is equipped with patented vibration-damping technology that, when inserted into our steel shafts, can eliminate up to 70% of vibration at impact to combine the feel of graphite with the consistency of steel;

  •
  Dynalite Gold, which features a light-weight, soft tip design that promotes a higher ball flight to optimize trajectory for low-ball hitters;

  •
  TX-90, which at only 90 grams, is one of the lightest steel shafts available and was designed for players seeking consistent performance using a lighter alternative to traditional steel shafts;

  •
  TX Tour, a newly introduced tour version of TX-90 which offers a Superlite steel iron shaft with playing characteristics targeted towards the low handicap golfer;

  •
  Crossfire, a newly introduced ultra light alloy shaft which was developed specifically for hybrid clubs and fairway woods;

  •
  TT Lite, which was designed for the custom club builders and offers a standard weight and mid-flex design which allows for various trimming options for a truly custom fit; and

  •
  numerous co-branded products, including Callaway's Memphis 10, Nike's Speedstep, Ping's JZ and ZZ Lite and Wilson's Fat Shaft.

        We also design, manufacture and market approximately 75 lines of premium graphite shafts under the True Temper and Grafalloy brand names. Our graphite shafts have a strong presence at the professional level and have been played by winners on each of the professional tours, including the PGA, LPGA, Champions and Nationwide Tours. Our most popular graphite shaft brands include:

  •
  Grafalloy ProLite, which is one of the leading ultra light driver shafts on the professional level and accounts for more than 35% of all the ultra light driver shafts played on the PGA and Champions Tours;

  •
  Grafalloy Blue, which is a new breakthrough graphite shaft designed specifically for today's oversized metal woods;

  •
  Grafalloy ProLaunch, a newly introduced graphite shaft designed with today's high performance heads and low-spin balls to help players achieve optimal launch conditions to reduce ball spin and maximize distance;

  •
  Grafalloy ProLogic, which is designed for use in irons as a graphite alternative to steel and is manufactured with tight tolerances to provide consistent feel and improved shot making; and

  •
  True Temper EI-70, which is a premium graphite driver shaft with a mid-flex design for a lower, piercing ball flight, and which was played by the winners of five titles on the PGA Tour in 2003.

        We believe that we are the only golf shaft company in the world which is capable, within its own facilities, of manufacturing both steel and graphite golf shafts in large volumes. This unique competitive advantage allowed us to design, develop, manufacture and sell the first commercially viable multi-material golf shaft combining both steel and graphite into one shaft. Our BiMatrx and BiMatrx Rocket shafts utilize a patented multi-material technology to combine the torsional stability and consistent performance benefits of steel with the light-weight flexible benefits of graphite into one shaft.

        Through our Performance Sports business, we have utilized the capabilities developed in our golf shaft business to pursue other branded recreational sports equipment markets that have similar competitive dynamics and manufacturing requirements. We focus on the premium segment of the bicycle market where quality and branding are highly valued by the consumer, and products are often customized to suit the individual consumer's specific requirements. Our value-added premium bicycle component products generally have higher margins than component parts made for bicycles sold in mass channel retail stores. In the hockey components market, we focus on the composite shafts used in a variety of original equipment manufacturers' one-piece and composite sticks.

Golf Industry Overview

        We believe that the following trends in the golf industry will continue to increase the demand for golf clubs in general, and clubs containing our steel and graphite shafts in particular.

        Increasing Interest in the Game of Golf.    The United States golf industry has experienced substantial growth over the last fifty years, growing from 3.5 million players in 1950 to over 26 million in 2002. Additionally, the number of golf courses in the United States has increased from approximately 13,500 in 1998 to 14,900 in 2003. There has also been significant growth in the golf industry outside the United States, with golf participation in Asia growing particularly rapidly. China, for example, is now one of the top five golf-playing nations in the world with a golf-playing population that has reportedly increased from approximately 100,000 in 1995 to approximately one million in 2003. The increasing popularity of golf is attributable, in part, to golfing stars such as Tiger Woods and the impact of the aggressive marketing campaigns of companies such as Callaway, Nike, TaylorMade and Titleist.

        Demographics.    The golf industry is well positioned to capitalize on several favorable demographic trends. For instance, golfers over the age of 65 are an active and significant portion of the golfing market. We believe that as the baby boomer generation (persons born from 1946 to 1964) ages, they will play more golf. Since the baby boomer generation has more discretionary income than most segments of the population, we anticipate that this trend will lead to an increase in sales of golf equipment and golf shafts. Additionally, the mainstream popularity of Tiger Woods has widened the interest in golf among minorities, juniors and general sports enthusiasts. In part because of this increasing interest in the game, junior golfers, ages five to seventeen, now comprise the segment of the population taking up the game at the fastest rate, which we believe will generate a strong pipeline of golf enthusiasts who take up golf as a life-long pursuit.

Golf Shaft Industry Overview

        The golf equipment industry is estimated to be a $4.6 billion industry, with golf clubs making up the largest portion at approximately 61%, or $2.8 billion. Spending in the golf equipment industry is highly concentrated among avid golfers (golfers that play more than 25 rounds of golf per year) who account for approximately 58% of the total spending on golf equipment despite only accounting for approximately 23% of the golfing population.

        There are three basic components needed to manufacture a golf club: the shaft, the club head and the grip. The shaft is critical to the performance of a golf club as it controls the consistency and distance of a golf shot. While branded premium shafts are critical to the performance and marketing of golf clubs, these shafts represent a relatively small portion of the overall cost of a golf club, typically under 10% of the retail sales price.

        The golf shaft market is comprised primarily of steel and graphite shafts. We believe that in 2003 the three largest participants in the worldwide steel shaft market comprised an aggregate market share of more than 80%. We believe that the concentration in the steel shaft market is due to the high barriers to entry created by the technical expertise and capital investment necessary to participate in the market as well as the customized manufacturing process required for the production of premium steel shafts. The production of graphite shafts is less capital intensive and requires less technical expertise. Although recently there has been some consolidation among graphite shaft manufacturers, the graphite shaft industry is fragmented, with the top five market participants representing approximately 52% of the worldwide market in 2003. We believe that the relatively lower barriers to entry account for this fragmentation.

        We believe that from 1991 to 1995, graphite shafts gained share of the overall shaft market due to the light-weight, vibration-damping characteristics of graphite shafts, particularly for longer-shafted, larger-headed woods. Since 1995, however, the development of vibration damping materials for steel shafts such as our Sensicore insert, along with the introduction of lighter weight steel alloys in products such as our TX-90 shaft, have resulted in steel shafts that have the vibration damping and light-weight characteristics of graphite shafts together with the consistent performance and distance control qualities of steel shafts. We believe that these design improvements contributed to the growth of the share of steel shafts in the overall shaft market from approximately 52% in 1995 to approximately 64% in 2003.

Competitive Strengths

        We benefit from a number of competitive strengths, including:

        Leading Golf Shaft Company with Pre-eminent Brands.    We believe that we design and manufacture the pre-eminent and most widely recognized line of steel and graphite shafts in the golf industry. For more than 70 years, top golf equipment manufacturers and avid golfers alike have come to identify the True Temper brand with integrity and world-class performance. On every major professional golf tour in the world, more players play our True Temper and Grafalloy shafts than any other competitive shaft brand. Dynamic Gold, our flagship branded premium steel shaft, has been played by the winners of more PGA Tour events than all other shaft models combined, while our BiMatrx technology shaft was used to set the 72 hole PGA scoring record in 2001. Additionally, our Grafalloy Blue shaft, which was introduced in 2003, has already logged victories on the PGA, Nationwide, Champions and European PGA Tours. Original equipment manufacturers recognize that the brand strength of our True Temper and Grafalloy shafts helps sell their clubs and are increasingly willing to incorporate our brand names in their marketing campaigns.

        Leading Market Position.    Our success among professional golfers has enabled us to capture a larger share of consumer expenditures on golf clubs, as evidenced by our estimated worldwide market share of 68% in steel golf shafts in 2003. While we have had a leading market share in the steel golf shaft market for many years, our continual introduction of new products into the market each year has allowed us to consistently capture additional market share. In addition, we are one of the world's largest manufacturers of premium graphite shafts and we believe that we are the only golf shaft company in the world which is capable, within its own facilities, of manufacturing both steel and graphite shafts in large volumes.

        Long-Standing Relationships with Diversified Customer Base.    Due to our long history of producing high-quality products and satisfying customer requirements, we have maintained long-standing customer relationships. We believe that we are the industry leader in offering custom engineering of shafts to work with specific original equipment manufacturer club heads. Additionally, we believe that we are the only shaft manufacturer in the world that has the ability to meet the steel shaft capacity and supply chain requirements of the world's largest original equipment manufacturers. Moreover, since our steel shafts comprise a substantial majority of each of our top customers' steel shaft purchases, we believe that our share of the steel shaft market is not particularly reliant upon the level of orders from any individual customer. Historically, we have consistently maintained our leading market position despite year-to-year fluctuations in the sales levels to our steel shaft customers.

        Disciplined Product Development Process and Significant New Product Pipeline.    Our rigorous product development process has enabled us to achieve significant success in bringing new products to market. Using computer aided design, we are able to generate and analyze new golf shaft designs for properties such as stiffness, strength, weight, torque, flex point, swing weight, and both tip and butt flexibility, as well as other critical design criteria. We also employ extensive testing that includes laboratory durability and stress tests, robotic testing and individual player evaluation. In 2003, we opened a 14 acre test facility that enables us to better evaluate our products. We have our own private driving range where we perform qualitative player testing and quantitative mechanical testing with a Miya 5 swing robot. Our facility is designed with an Accushot data system which allows us to measure the distance and dispersion of each shot to provide an accurate assessment of product performance. We believe that we are the only shaft manufacturer with our own driving range that is capable of this type of product testing. We include personnel from our marketing, engineering, research and development, production, and finance departments in the development process to ensure that each new product is technologically viable, will be well-received in the market and can be produced with reasonable and predictable profit margins. Over 35% of our 2003 net sales were generated from new products introduced during the last two years. We anticipate that we will launch more new products over the next 12 months than we have in any other year during our entire operating history.

        Unmatched Engineering and Leading, Low Cost Manufacturing Capabilities.    We believe that our engineering and manufacturing capabilities are unparalleled within the golf shaft industry. Our engineering team of 40 full time professionals works closely with our customers in the development of new products and manufacturing processes for our steel and graphite product lines.

  •
  Manufacturing a steel golf shaft is a complex, technical and capital intensive process that requires up to 100 distinct processes and can take up to three weeks to complete. We believe our 335,000 square foot steel shaft facility in Amory, Mississippi offers us cost advantages versus our competitors including lower utility costs, favorable lease terms, and economies of scale associated with our higher volumes. Additionally, with a replacement cost we estimate to be approximately $75 million, we believe that it would be costly for our competitors to replicate our

    Amory facility. Our workforce at this facility is highly skilled and has an average tenure of more than 10 years.

  •
  We manufacture our graphite and composite products at our facility in El Cajon, California as well as our recently opened facility in Guangzhou, China. We believe that this new facility will enable us to work more closely with our customers who have significant club assembly operations in China, reduce our graphite shaft production costs, increase our margins on our existing premium graphite shaft products and provide us an opportunity to increase sales of graphite shafts to be incorporated into the more price sensitive product lines of original equipment manufacturers.

        Increasing Share of the Growing Premium Bicycle and Hockey Markets.    We believe that we are well positioned to increase our market share in the fragmented and rapidly growing niche markets for premium bicycle and hockey components which we manufacture at the same facilities as our golf products. We have achieved substantial growth in our Performance Sports business, including a 39% increase in net sales in 2003, which has enabled us to leverage our manufacturing facilities to generate increased cash flow.

        Strong Financial Performance and Cash Flow Generation.    We achieved strong financial performance since 1998 despite the difficult economic environment that limited consumer spending on sporting goods equipment. Our ability to generate increased net sales and our focus on lowering costs and improving margins resulted in an increase in Adjusted EBITDA margins from 23.6% in 1998 to 31.1% in 2003. Our strong financial performance combined with relatively low capital expenditure and working capital requirements, as well as our favorable tax position, has resulted in the generation of significant cash flow, which has enabled us to reduce the combined net debt of us and our parent company, True Temper Corporation, by approximately $53.6 million from the date of our recapitalization in September 1998 to December 31, 2003.

        Experienced and Motivated Management Team.    Our senior management team has extensive experience with us as well as with other branded consumer products businesses. Our Chief Executive Officer, Scott Hennessy, who has been with us since 1994, has over 23 years of experience in the consumer products industry. Upon consummation of the Acquisition and Related Transactions, members of our senior management team will own approximately 12.3% of the fully-diluted outstanding common stock of True Temper Corporation, our parent company.

Business Strategy

        Our objective is to continue to grow net sales and cash flow by capitalizing on our position as the leading worldwide designer, manufacturer and marketer of technologically innovative, performance-oriented golf shafts and increasing our market share in the premium bicycle and hockey markets. Our strategy to achieve these objectives consists of the following elements:

        Continue to Innovate and Introduce New Products.    We intend to increase our share of the steel and graphite golf shaft markets by capitalizing on the True Temper and Grafalloy brands and continuing to introduce new products and technologies tailored to the specific needs of golfers and designed for the unique innovations in club head technology. We plan to continue to develop innovative premium steel golf shafts with performance characteristics and features that support above average selling prices and gross margins.

        Promote the True Temper and Grafalloy Brands.    We intend to maintain and build our brand name recognition, our reputation for quality and the goodwill of the True Temper and Grafalloy brands through the continuation of a marketing and communications program aimed at reaching golfers directly and targeting the top club pros, club fitters, and others who we believe have the ability to influence consumers in their local markets. We intend to continue supporting PGA Tour players with our Tour vans, which provide technical support and shaft installation. We also plan to continue our marketing efforts by advertising in leading publications, through cooperative advertising with customers and through product demonstrations and special promotional events.

        Drive Continued International Sales Growth.    Over the last two years we have experienced significant growth in international sales and we believe that markets outside the United States will be a significant contributor to our net sales growth in the future. To drive this growth, we will utilize our growing global network of sales offices and distribution centers on four continents to reach our customers in their local markets and provide inventory logistics to service their needs. Our new distribution center in Hong Kong and graphite manufacturing facility in China will support this global logistics strategy and enable us to expand our product offering to meet customer needs in all our markets around the world.

        Grow Our Performance Sports Segment.    We believe we are poised to realize significant growth in our Performance Sports business by capitalizing on the premium bicycle and hockey-stick markets' shift away from traditional materials to lighter weight products produced with carbon fiber based graphite composites. In the hockey market, we are applying our composite materials knowledge developed over years in the graphite golf shaft business to develop the light-weight, high strength hockey sticks that many of the world's professional players have already adopted. With an estimated 75% or more of the hockey-stick market still using wood sticks, we believe that our hockey business will experience significant growth as amateur and recreational players follow the conversion of professional players to graphite hockey sticks. Since our acquisition of AME, Inc. in 2001, we have utilized and combined its product design concepts, technology and know how with our engineering and manufacturing expertise to develop and introduce an expanded line of composite bicycle components, under the Alpha Q brand name, that we plan to market and sell to distributors and original equipment manufacturers in the premium component bicycle market. We believe we produce the lightest all-carbon components available, including the Alpha Q Sub 3 bicycle fork, which is used by one of the world's leading triathletes.

Products

        We design, manufacture and market steel and graphite golf shafts, as well as a variety of high strength, high tolerance components for the hockey, bicycle and other recreational sports markets. Our proprietary shafts, which accounted for approximately 38% of our net sales in 2003, are custom designed, and frequently co-branded in partnership with our customers, to accommodate specific golf club head designs. As an example our proprietary models include co-branded products such as Callaway's Memphis 10, Nike's Speedstep, Ping's JZ and ZZ Lite and Wilson's Fat Shaft. Our branded products with the True Temper and/or Grafalloy names and designs are typically sold to golf club original equipment manufacturers, distributors and various custom club assemblers, and are used to either assemble new clubs or to replace the shafts in existing clubs.

        Steel Golf Shafts.    We manufacture a wide range of steel golf shaft lines with unique design features and performance characteristics. Our steel golf shafts can be divided into the following two major product categories:

  (1)
  Premium steel shafts; and

  (2)
  Commercial grade steel shafts.

        Premium steel shafts, such as our Dynamic Gold and TX-90 product lines, are high performance products with tighter design tolerances and quality specifications that sell for higher average selling prices and generate higher profit margins than commercial grade steel shafts. Our commercial grade steel shafts are manufactured to a different specification and sell for a lower average selling price to original equipment manufacturers who produce and sell opening price point golf club sets to entry-level players or lower income consumers who purchase their products through mass channel retail stores.

        Graphite Golf Shafts.    We manufacture a wide range of graphite golf shaft lines, which are offered in a variety of weights, torques and flexes. Our graphite golf shafts are currently being played by over 100 touring professionals on the PGA, LPGA, Champions and Nationwide Tours. Our graphite shafts are sold under the Grafalloy and True Temper brands. Similar to steel, graphite shafts can be placed in several categories of performance/quality and price. Most of the graphite golf shafts that we produce and sell are higher quality and higher priced premium grade shafts that are sold to golf equipment distributors, and to original equipment manufacturers for their custom product offerings.

        Golf Shafts with Combined Materials.    During the last several years we have been working to develop golf shafts that combine multiple materials such as steel and graphite into one shaft. Late in 2000 we introduced a proprietary custom iron product for a customer that combines a steel shaft with a graphite tip section to produce a shaft that provides a new feel for irons.

        We used similar patented technology to introduce the True Temper branded product known as BiMatrx in January 2001. The BiMatrx shaft consists of a graphite shaft with a steel tip section that is currently designed for use in driver and fairway wood applications.

        Performance Sports Products.    We also manufacture and sell a wide variety of high performance components for the bicycle, hockey and other recreational sports markets. In 2003, we sold our performance sports products to a broad range of original equipment manufacturers and distributors.

Customers

        We maintain long-standing relationships with a highly diversified customer base. We are a leading supplier of shafts to the top domestic golf club original equipment manufacturers and distributors, including Callaway, Cleveland, Golfsmith, Golf Works, Mizuno, Nike, Ping, TaylorMade, Titleist, and Wilson. In 2003, we had in excess of 650 customers, including approximately 550 golf club manufacturers/retailers and approximately 90 distributors.

        For many years we have maintained a broad and diversified customer base in the golf equipment market. In 2003, our top ten customers represented approximately 69% of our net sales, and our top two customers collectively accounted for approximately 25% of our net sales.

        We believe that our close customer relationships and responsive service have been significant elements to our success and that our engineering and manufacturing expertise provide us with a strong competitive advantage in truly partnering with our customer base. We have developed and co-branded many proprietary shafts with our customers, as an example we produce proprietary customized steel shafts for Callaway, under the Memphis 10 brand; for Ping, under the JZ and ZZ Lite brands; for Nike, using the Speedstep brand; and for Wilson to produce the Fat Shaft line of clubs.

Competition

        We operate in a highly competitive environment. We believe that we compete principally on the basis of:

  •
  our ability to provide a broad range of high quality steel and graphite shafts at competitive prices;

  •
  our ability to deliver customized products in large quantities on a timely basis through distribution channels around the world;

  •
  the acceptance of steel and graphite shafts in general, and our shafts in particular, by professional and amateur golfers alike; and

  •
  our ability to develop and produce innovative new products that provide performance features which benefit golfers of all skill levels.

        We believe that our share of the worldwide steel shaft market was approximately 68% in 2003 and that our share is more than three times greater than the share of the next largest market participant. We believe that we primarily compete with four other steel golf shaft manufacturers: Royal Precision, Inc., a domestic based premium steel shaft manufacturer, Far East Machinery Co., Ltd., located in Taiwan which produces commercial grade products, Nippon Shaft Co., Ltd., a limited volume Japanese manufacturer of premium products, and Summit Sports World Wide Co., Ltd. which produces limited volumes of commercial grade steel shafts.

        Unlike steel, the graphite shaft manufacturing industry is highly fragmented with a large number of suppliers selling to only a few customers. We believe there are up to eighty graphite shaft manufacturers worldwide. A few of these companies reside in North America and many are located in Far East Asia. We do not believe that there are any graphite suppliers currently with a market share in graphite that is comparable to the market share we have in steel. We believe we are one of the five largest producers of branded premium grade graphite shafts in the world and we estimate that our market share is approximately 9%. Our major competitors in the premium grade branded graphite shaft market include Aldila, Inc., United Sports Technologies, Inc., Graphite Design International, and Fujikura Composites.

        We believe that we are the only golf shaft company in the world which is capable, within its own facilities, of manufacturing both steel and graphite golf shafts in large volumes.

Design & Development

        We design and develop products for both proprietary/co-branded market applications and for the True Temper/Grafalloy branded product names.

        The larger golf club manufacturers often request exclusively designed proprietary or co-branded steel and graphite golf shafts for their club systems, which require golf shafts, heads and grips engineered to work together. We are committed to serving this market by maintaining our role as a leader in innovative shaft designs for both steel and graphite materials technology. Shaft designs and modifications are frequently the direct result of our combined efforts with that of our customers to develop an exclusive shaft specifically designed for that customer's clubs. We use a computer aided design analysis program to evaluate a new shaft's design with respect to weight, torque, flex point, tip and butt flexibility, swing weight and other critical shaft design criteria.

        In addition to our proprietary/co-branded product applications, we are very active in designing and developing new products under the True Temper and Grafalloy brand names that meet the performance needs of golfers of all ages and skill levels. We develop these branded products based upon our internal research and evaluation of consumer needs and preferences.

        The materials typically used in production of our designs include several different high strength steel alloys and advanced composite systems of graphite and glass fibers with thermosetting epoxy resin systems.

        Using computer aided design, we generate a design which is then analyzed by computer for stiffness and strength properties. Our research and development efforts focus on technology development and new materials as an essential precursor to successful new product development. Our design research focuses on improvements in shaft aesthetics since cosmetic appearance has become increasingly important to customers. To supplement our design and development we employ extensive testing that includes laboratory durability and stress tests, robotic testing and individual player evaluation.

        In 2003, we opened a 14 acre test facility that enables us to better evaluate our products. We have our own private driving range where we perform qualitative player testing and quantitative mechanical testing with a Miya 5 swing robot. Our facility is designed with an Accushot data system which allows us to measure the distance and dispersion of each shot to provide an accurate assessment of product performance. We believe that we are the only shaft manufacturer with our own driving range that is capable of this type of product testing.

        In addition, our pursuit of strategic vendor alliances complement our abilities and needs, an approach which allows us to exploit technical capabilities beyond our own while minimizing the risk and investment required to enter the market with new products.

        Research and development costs for the years ended December 31, 2003, 2002 and 2001 were $1.5 million, $1.2 million and $1.6 million, respectively.

Manufacturing

        We believe that our manufacturing expertise and production capabilities enable us to respond quickly to customers' orders and provide sufficient quantities on a timely basis. We believe that our investment in capital equipment and personnel training has enabled us to establish a reputation as one of the leading manufacturers of steel and graphite shafts.

        Steel Shaft Manufacturing Process.    The process of manufacturing a steel shaft has many distinct phases. Generally, a large steel coil is unrolled and then formed lengthwise, welded and cut into cylinders. The tubing is then treated and fitted over a metal rod or "mandrel" that is used to determine the precise inside diameter of the cylinder as it is drawn. The tubing is stretched, cut into sections, and then weighed and balanced. Later, through a process that we pioneered, the sections are tapered to give each shaft model a particular flex and frequency. The shafts are cleaned, straightened, heat-treated and tempered. The shafts are straightened by machines designed and built by us. The shafts are plated with layers of nickel to prevent corrosion and then covered with a fine layer of chrome. Finally, shafts are dried, polished and inspected for cosmetic flaws before our name and logo is affixed to the shaft. It takes an average of 15 days to manufacture one of our True Temper steel shafts.

        Graphite Shaft Manufacturing Process.    There are two processes which are used to manufacture a graphite shaft: flag-wrapping and filament-winding. Most of our graphite shafts are produced using the flag-wrapping technique. The flag-wrapping method uses graphite fiber materials or "prepreg" in sheet form, which requires refrigeration until use. Each new roll of prepreg is allowed to reach room temperature before the material is cut into pennant-shaped patterns called flags for each particular shaft design. Layer by layer, various combinations of prepreg flags are wrapped around mandrels specified for each particular shaft design. The layered materials are then encased in thin layers of clear tape for compaction and heated at high temperatures to harden the material. At the end of the process, the shafts are painted and stylized using a variety of colors, patterns and designs. The filament-winding process, on the other hand, begins with a spool, rather than a sheet, of graphite fiber, which is fed onto the reel of a machine which then wraps the fiber around a mandrel by turning the mandrel and simultaneously moving the graphite fiber from one end of the mandrel to the other. Once the mandrel is wrapped, the process uses the same encasing and heating techniques as the flag wrapping process.

        Raw Materials.    We use several raw materials to produce steel golf shafts, including several steel alloys sourced from two or three primary vendors, nickel crowns and plating chemicals, Sensicore inserts and various sundry supplies, boxes and labels. Graphite shafts are produced with a variety of graphite fiber materials in both sheet and spool form that we source from several different vendors. In addition, graphite shafts are finished with a wide variety of paints, inks and heat transfer labels. We believe that there are adequate alternative suppliers of these materials, and, therefore, we do not believe that we are dependent on any one supplier.

        In addition to the raw materials discussed above, we also use a substantial amount of natural gas and electricity in our manufacturing processes. Suppliers for these types of energy sources are limited, and prices are subject to general market and industry conditions.

Marketing & Promotion

        Our marketing strategy is designed around new product development and targeted advertising and promotion programs. Through our ability to anticipate and address consumer trends in the golf equipment market, as well as the performance demands of professional golfers, we are able to successfully market our products to golf club manufacturers while strengthening brand awareness. During the last several years, our marketing efforts through the utilization of a wide variety of promotional channels, including mass media advertising, print and television, sponsorship of golf-related events, equipment endorsements from original equipment manufacturers and product demonstrations, have increased our overall exposure in the golf industry.

        For example, we have maintained a strong presence among PGA Tour players, particularly since 1981, when we began sending our PGA Tour van to all major PGA events. The Tour van functions as a golf club custom shop on wheels, visiting over 35 professional tour events during 2003. Typically, the van is located near the practice tee and lends technical support to the tour professionals while simultaneously promoting the True Temper and Grafalloy brands to representatives of original equipment manufacturers. In 2003 we introduced a second tour van which we used to support the professional players and promote our products at 25 events collectively on the Champions and Nationwide Tours. In addition, we provide technical support to the players on the LPGA Tour as well as the European and Japanese PGA Tours.

        Although we do not pay any professional golfer to endorse or play our shafts, we believe that the use of our products by professional golfers enhances our reputation for quality and performance while also promoting the use of our shafts. Due to our strong reputation and service, we estimate that nearly 75% of professional golfers around the world use our product in competition. We clearly recognize the influence that a professional golfer, or very low handicap golfer, can have on consumer preferences, so we also engage in special promotional efforts with local club and teaching professionals, and we contribute shafts to college athletic programs, to encourage the use of our product so they provide positive feedback on the True Temper and Grafalloy brands to their constituents.

        Much of our advertising and promotional spending is dedicated to print and television advertising, including cooperative advertising with our customers. Additional advertising and promotional spending is allocated to promotional events such as trade shows, consumer golf shows, PGA Tour activities and retail golf shop advertising displays.

        Advertising and promotional costs for the years ended December 31, 2003, 2002 and 2001 were $3.1 million, $3.6 million and $5.0 million, respectively.

Distribution & Sales

        We primarily sell our shafts to original equipment manufacturers, retailers and distributors. Typically, distributors resell our products to custom club assemblers, pro shops and individuals. Sales to golf club manufacturers/retailers accounted for approximately 80% of our net golf shaft sales in 2003, and sales to distributors represented approximately 20% of our 2003 net golf shaft sales.

        We believe that we have one of the most experienced and respected sales staffs in the industry. Our sales and marketing department includes domestic sales managers, international sales managers, a customer service group and a team of design professionals who provide field support to our sales representatives. We believe that our international market presence, which comprised over 31% of our total 2003 net sales, provides an opportunity for future growth. We market our products in Japan, Europe, Australia and Southeast Asia and maintain a distribution operation in each region.

Employees

        As of December 31, 2003, we had 712 full-time employees, including 24 in sales and marketing, 40 in research, development and manufacturing engineering, 564 in production and the balance in administrative and support roles. In addition, as of December 31, 2003, we had 70 individuals working in production at our El Cajon facility through a temporary employment agency. The El Cajon plant has historically used a certain portion of temporary workers in order to more effectively match the workforce level with the required production level at various times of the year.

        The hourly employees at our steel plant in Amory, Mississippi are represented by the United Steel Workers of America. In June 2003, the United Steel Workers union at our Amory, Mississippi facility voted to accept a new collective bargaining agreement that covers a four year period beginning in July 2003 and expiring on June 30, 2007. We believe that our relationships with the union and our employees are good.

Intellectual Property

        As of December 31, 2003, we held 39 patents worldwide relating to various products and proprietary technologies, including the Sensicore technology, and had 18 patent applications pending. We also hold numerous trademarks related to, among other things, our True Temper, Grafalloy and Alpha Q branded products. We do not believe that our competitive position is dependent solely on patent or trademark protection, or that our operations are dependent on any individual patent or trademark.

Environmental, Health And Safety Matters

        We are subject to federal, state and local environmental and workplace health and safety laws and regulations, including requirements governing discharges to the air and water, the handling and disposal of solid and hazardous wastes, and the remediation of contamination associated with releases of hazardous substances. In December 2003, a review was conducted by independent environmental consultants and, based upon such report, we believe that we are currently in material compliance with environmental and workplace health and safety laws and regulations. Nevertheless, our manufacturing operations involve the use of hazardous substances and, as is the case with manufacturers in general, if a release of hazardous substances occurs or has occurred on or from our facilities, we may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material.

        We devote significant resources to maintaining compliance with, and believe we are currently in material compliance with, our environmental obligations. Despite such efforts, the possibility exists that instances of noncompliance could occur or be identified, the penalties or corrective action costs associated with which could be material.

        Like any manufacturer, we are subject to the possibility that we may receive notices of potential liability, pursuant to CERCLA or analogous state laws, for cleanup costs associated with onsite or offsite waste recycling or disposal facilities at which waste associated with our operations have allegedly come to be located. Liability under CERCLA is strict, retroactive and joint and several. To our knowledge, no notices involving any material liability are currently pending.

        We have made, and will continue to make, capital expenditures to comply with current and future environmental obligations. Because environmental requirements are becoming increasingly stringent, our expenditures for environmental compliance may increase in the future.

Properties

        Our administrative offices and manufacturing facilities currently occupy almost 500,000 square feet. Our shafts are manufactured at separate facilities, a steel shaft facility located in Amory, Mississippi and composite graphite shaft facilities located in El Cajon, California and Guangzhou, China. In addition, we have a multi-material shaft assembly facility located in Olive Branch, Mississippi. Our executive offices are located in a leased facility in Memphis, Tennessee. The following table sets forth certain information regarding significant facilities operated by us as of December 31, 2003:

Facility	Location	Approx. Sq. Ft.	Owned/ Leased	Lease Expiration Date
Corporate Offices	Memphis, Tennessee	13,500	Leased	December 2005
Steel Shaft/Tubing Mfg	Amory, Mississippi	335,000	Leased	January 2063(1)
Composite Shaft Mfg	Guangzhou, China	59,000	Leased	March 2008
Composite Shaft Mfg	El Cajon, California	45,907	Leased	October 2008
Building	Olive Branch, Mississippi	45,000	Owned	—

(1)
There are several leases covering the original land as well as the building at our Amory, Mississippi facility. The leases are structured with interim renewal periods of between 5 to 10 years, extending through January 2063. At the end of each of these renewal periods, we have the option to allow a lease to automatically renew or to not renew the lease.

        In addition, we promote our products in international markets through sales and distribution offices in Australia, Japan and the United Kingdom, and we also distribute our product in Southeast Asia from our distribution warehouse in Hong Kong. To the extent that any such properties are leased, we expect to be able to renew such leases or to lease comparable facilities on terms commercially acceptable to us.

Legal Proceedings

        Various claims and legal proceedings, generally incidental to the normal course of business, are pending or threatened against us. While we cannot predict the outcome of these matters, in the opinion of management, any liability arising from these matters will not have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

        After giving effect to the Acquisition and Related Transactions, our directors and executive officers, their positions and ages will be as set forth below. Each director or officer will hold office until a successor is elected and qualified or until his earlier death or removal.

Name	Age	Position and Offices
Scott C. Hennessy	45	Chief Executive Officer, President and Director
Fred H. Geyer	43	Senior Vice President, Chief Financial Officer and Treasurer
Adrian H. McCall	45	Senior Vice President of Global Distribution and Sales
Richard C. Andersen	40	Vice President and General Manager of Performance Sports
Stephen M. Brown	38	Vice President of Human Resources
Graeme Horwood	59	Vice President Engineering, Research and Development
Jason A. Jenne	34	Vice President Finance
Gene Pierce	37	Vice President of Manufacturing
Steven J. Gilbert	56	Director and Co-Chairman
Steven Kotler	57	Director and Co-Chairman
Eric L. Bunting	37	Director
Richard W. Gaenzle, Jr.	39	Director
Jeffrey W. Johnson	35	Director

        Scott C. Hennessy has been our President since 1996, and our Chief Executive Officer and Director since October 1998. Mr. Hennessy joined us in 1994 as Vice President-Sales and Marketing. From 1980 to 1994, Mr. Hennessy held various management positions at Black & Decker in sales, marketing and product development. Mr. Hennessy sits on the Board of Governors of the National Golf Foundation. Mr. Hennessy graduated magna cum laude with a B.S. from the University of Delaware.

        Fred H. Geyer has been our Senior Vice President since August 2002 and our Chief Financial Officer since February 1998. From 1985 to 1998, Mr. Geyer held various positions at Emerson Electric Company, including Vice President-Finance in the Air Moving Motor Division. Prior to that, Mr. Geyer worked at Arthur Andersen LLP as a Senior Auditor. Mr. Geyer is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. Mr. Geyer graduated magna cum laude with a B.S. in Accounting from the University of Missouri at St. Louis.

        Adrian H. McCall has been our Senior Vice President of Global Distribution and Sales since August 2002. From March 1999 to July 2002, Mr. Mc Call served as our Vice President of International Sales and Marketing since March 1999. From September 1995 to March 1999, Mr. McCall served as our Director of International Sales and Marketing. From May 1992 to September 1995, Mr. McCall served as Director of International Operations of The Upper Deck Company, a manufacturer and distributor of baseball cards. Mr. McCall graduated cum laude with a B.S. from the University of Hartford.

        Richard C. Andersen joined us as Vice President in September 2003. His current role is Vice President and General Manager of Performance Sports. Previously, Mr. Andersen was Senior Vice President for Global Retail Sales at Altec Lancing. Mr. Andersen has extensive international marketing and sales experience with consumer branded companies such as Delta Faucet and Maytag. Mr. Andersen received a B.A. from the University of Iowa.

        Stephen R. Brown has been our Vice President of Human Resources since August 2002. From January 1998 to July 2002, Mr. Brown has served as our Director of Human Resources. From September 1996 to December 1997, Mr. Brown served as our Manager-Human Resources. Prior to that, since 1992, Mr. Brown served in various Human Resource management positions with Emerson Electric Company. Mr. Brown received a B.A. from the University of South Carolina.

        Graeme Horwood has been our Vice President of Engineering, Research and Development since June 2001. From April 2000 to May 2001, Mr. Horwood served as our Senior Manager Technical Services. From 1986 to 2000, Mr. Horwood held various management positions at Apollo Sports Technologies. Mr. Horwood is a Chartered Engineer as well as a member of the Institute of Mechanical Engineers both in the United Kingdom. Mr. Horwood graduated first class honors with a B.S. from Coventry University.

        Jason Jenne has been our Vice President of Finance since August 2003. From 1998 to August 2002, Mr. Jenne served as our Corporate Controller. From September 2002 to August 2003, Mr. Jenne served as our Director of Corporate Finance. From 1993 to 1998, Mr. Jenne served in various Finance and Accounting positions at Emerson Electric Company. Mr. Jenne graduated magna cum laude with a B.S. from Southern Illinois University.

        Gene Pierce has been our Vice President of Manufacturing since June 2001. From January 1999 to June 2001, Mr. Pierce served as the Director of Steel Operations and Plant Manager of our steel facility. From May 1997 to January 1999, Mr. Pierce served as Business Operations Manager at Metalloy Corporation. Mr. Pierce received both a B.S. and M.B.A. from Mississippi State University.

        Steven J. Gilbert will become a member of and Co-Chairman of our board of directors upon consummation of the Acquisition and Related Transactions. He is a founder and has served as Chairman of the Board of Gilbert Global Equity Partners, L.P. since 1997. From 1992 to 1997, he was the Founder and Managing General Partner of Soros Capital L.P., the principal venture capital and leveraged transaction entity of the Quantum Group of Funds, and a principal Advisor to Quantum Industrial Holdings Ltd. From 1988 through 1992 he was the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment firm. From 1984 to 1988, Mr. Gilbert was the Managing General Partner of Chemical Venture Partners (now J.P. Morgan Partners), which he founded. Mr. Gilbert is a Director of LCC International, Inc., Optical Capital Group, Inc., Montpelier Re Holdings Ltd., Olympus Re Holdings Ltd., CPM Holdings, Inc., the Asian Infrastructure Fund and J O Hambro Investment Management, Ltd. Previously, Mr. Gilbert has been a director of numerous public and private companies. Mr. Gilbert received a B.S. from the Wharton School at the University of Pennsylvania, an M.B.A. from the Harvard Graduate School of Business Administration, and a J.D. from the Harvard Law School.

        Steven Kotler will become a member of and Co-Chairman of our board of directors upon consummation of the Acquisition and Related Transactions. He has served as Vice Chairman of Gilbert Global Equity Capital, L.L.C., the principal investment advisor to Gilbert Global Equity Partners, L.P. since 2000. Prior to joining Gilbert Global, Mr. Kotler was Co-Chairman, Chief Executive Officer and President of Schroder & Co. and its predecessor firm, Wertheim & Co. Mr. Kotler is a member of the Board of Directors of Del Laboratories, Inc., Moore Medical Corp., Birch Telecom, Inc., and CPM Holdings, Inc. Previously, Mr. Kotler has served as a Governor of the American Stock Exchange and a director of numerous public and private companies. Mr. Kotler is a graduate of City College of New York.

        Eric L. Bunting will become a member of our board of directors upon consummation of the Acquisition and Related Transactions. He is a founder and serves as Managing Director of Gilbert Global Equity Capital, L.L.C., the principal investment advisor to Gilbert Global Equity Partners, L.P. since 1997. Mr. Bunting was previously with Soros Capital and Airport Group International, a Soros Capital portfolio company. He is a director of CPM Holdings, Inc. and a graduate of Dartmouth College and Stanford Graduate School of Business.

        Richard W. Gaenzle, Jr. will become a member of our board of directors upon consummation of the Acquisition and Related Transactions. He is a founder and has served as Managing Director of Gilbert Global Equity Partners, L.L.C., the principal investment advisor to Gilbert Global Equity Partners, L.P. since 1997. From 1992 to 1997, Mr. Gaenzle was a Principal of Soros Capital L.P., the principal venture capital and leveraged equity entity of the Quantum Group of Funds and a principal advisor to Quantum Industrial Holdings Ltd. Prior to joining Soros Capital, Mr. Gaenzle held various positions in the investment banking industry. Mr. Gaenzle is Vice Chairman of Optical Capital Group, Inc. and a Director of Birch Telecom, Inc., and CPM Holdings, Inc. Previously, Mr. Gaenzle has been a director of numerous companies. Mr. Gaenzle received a B.A. from Hartwick College and an M.B.A. from Fordham University.

        Jeffrey W. Johnson will become a member of our board of directors upon consummation of the Acquisition and Related Transactions. He is a founder and serves as Managing Director of Gilbert Global Equity Capital, L.L.C., the principal investment advisor to Gilbert Global Equity Partners, L.P. since 1997. Mr. Johnson was previously with Goldman, Sachs & Co. in its mergers and acquisitions department, Hallmark Cards, Inc. and Frank Russell Company. Mr. Johnson received a B.A. from Claremont McKenna College and an M.B.A. from the Harvard Graduate School of Business Administration.

Compensation of Directors

        We will reimburse our directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, we may compensate directors for services provided in such capacity.

Scott Hennessy Employment Agreement

        We have entered into an employment agreement with Scott Hennessy. Such employment agreement is conditioned and will take effect upon the consummation of the Acquisition and Related Transactions, contemplates an initial term ending on December 31, 2005 and will be extended for additional, successive one-year terms unless terminated by either party. Under the agreement, Mr. Hennessy is entitled to his base salary and an annual bonus of up to one hundred percent of his base salary (initially of $400,000), subject to the terms of our incentive compensation plan as in effect from time to time. Mr. Hennessy is also entitled to participate in our employee benefit plans and to receive certain perquisites, including a monthly car allowance, payment of country club dues, tax preparation and financial consulting services and life insurance providing a death benefit of approximately $1,150,000. Mr. Hennessy's employment agreement provides that, if Mr. Hennessy's employment is terminated by us for cause or due to his death or disability or by him without good reason, Mr. Hennessy will be entitled to receive any portion of his base salary or any annual bonus that is earned but unpaid at the time of such termination relating to a previously completed performance period, as well as reimbursement of expenses incurred prior to the date of termination and employee benefits to which he may be entitled through the date of termination. If Mr. Hennessy's employment is terminated by us other than for cause and other than due to his death or disability or by him for good reason, in addition to the accrued rights described in the foregoing sentence, Mr. Hennessy will be entitled to receive his base salary for a period of twelve months following termination, provided Mr. Hennessy agrees to release us and our affiliates from and waive all claims relating to his employment and his termination. Mr. Hennessy's employment agreement also provides that, with certain exceptions, following termination of his employment with us, he may not directly or indirectly engage in certain activities that are competitive with our business or solicit our employees or customers. Such limitation extends for one year following termination of Mr. Hennessy's employment by us without cause or by him for good reason and otherwise extends for two years following termination of his employment.

Severance Plan

        In addition to the specific severance arrangements we have made with certain of our senior managers, we maintain a severance pay plan for all of our regular full-time U.S. employees. Generally, employees are eligible for severance benefits under the plan if they are involuntarily terminated and agree to release us from claims related to their employment or termination. Employees are excluded from the plan under certain circumstances, including, among others, when we terminate the employee for misconduct, when the employee terminates his or her employment after refusing to accept a new position at a facility that is less than 50 miles from his or her then-current location and provides a comparable base salary, when the employee is covered by another severance arrangement or a collective bargaining agreement, or when employment is terminated in connection with a change in control of our business and the affected employee refuses to accept a position with the purchaser or survivor that is within 50 miles of the employee's then-current location and provides a comparable base salary. Under the plan, eligible employees are entitled to receive the greater of one week's salary for each full year of completed service or the minimum severance amount specified in the plan for the employee's grade and job classification. The minimum severance amounts provided under the plan range from five weeks to twelve months of the terminated employee's base salary. Certain employees are also entitled to outplacement assistance. Severance payments under the plan are offset by any unemployment or similar compensation received by a terminated employee and payments cease if the employee breaches any obligation to us or becomes employed by a direct competitor of ours.

Equity Incentive Plan

        Concurrently with the consummation of the Acquisition and Related Transactions, True Temper Corporation will establish the True Temper Corporation 2004 Equity Incentive Plan to provide additional financial incentives to our existing management and to attract qualified new personnel. The Equity Incentive Plan will be administered by the Compensation Committee of the Board of Directors of True Temper Corporation and will provide for the issuance of two types of incentive stock options, as well as restricted stock of True Temper Corporation. The Equity Incentive Plan allows for the issuance of stock appreciation rights in lieu of stock options for certain of our management members residing in the State of California. These stock appreciation rights have substantially the same terms as the stock options and are not separately referred to below. The stock options and restricted stock issuable under the Equity Incentive Plan are subject to the vesting criteria described below. Subject to such vesting criteria, the restricted stock that will be granted under the Equity Incentive Plan when taken together with the shares of common stock into which the options that will be granted under the Equity Incentive Plan are exercisable will collectively represent 10% of True Temper Corporation's authorized common stock.

        Options issued under the Equity Incentive Plan will either be service-based incentive stock options or performance-based incentive stock options and will differ on the basis of their vesting provisions. Service-based options will vest on the basis of the duration of the holder's service to us, as follows: fifty percent of the shares subject to the option vest upon the third anniversary of the grant date and sixteen and two-thirds percent of the remaining shares vest on each of the fourth, fifth and sixth anniversaries of the grant date. Performance-based options will vest on the basis of True Temper Corporation's achievement of predetermined EBITDA targets for each of years 2004 through 2008. If True Temper Corporation's EBITDA for a given year is one hundred percent of the target EBITDA for such year, then twenty percent of the shares of common stock subject to the option will vest. If EBITDA is between eighty and one hundred percent of the target for a given year, If EBITDA is between eighty and one hundred percent of the target for a given year, a fraction of the available shares of common stock subject to the option shall vest for such year, the numerator of which is the percentage of the target EBITDA achieved by True Temper Corporation minus eighty percent and the denominator of which is twenty percent. No shares will vest in respect any year in which True Temper Corporation's actual EBITDA is less than eighty percent of the target for such year. In addition, beginning at the end of 2006, the performance-based options will be subject to the possibility of additional vesting in the event that True Temper Corporation's performance meets or exceeds the EBITDA target for the three-year period ended at the time of any vesting determination and the aggregate number of shares of common stock that have theretofore vested in respect of such three years is less than the number of shares that would have vested were EBITDA for such three years equal to or greater than the target EBITDA for such years, considered on a consolidated basis.

        All of the options granted under the Equity Incentive Plan will be subject to accelerated vesting and become fully exercisable upon a change in control of True Temper Corporation that occurs during the holder's employment with us or within ninety days after termination of the holder's employment by us without cause or by the holder for good reason. Also, in the event of the termination of an option holder's employment by us without cause or by the holder for good reason, in addition to the portion of such holder's options that has vested prior to such termination, an additional portion of such holder's options will vest. The amount of such additional vested shares will equal the number of shares that would have vested during the one-year period following termination of the holder's employment and will be determined on the date of termination, in the case of service-based options, and on the one-year anniversary of the date of termination, in the case of performance-based options.

        All options granted under the Equity Incentive Plan will expire on the tenth anniversary of the grant date, provided the holder remains employed by us. If an option holder's employment is terminated due to his death or disability, or the option holder dies within the three months following termination of his employment, the vested portion of such holder's option will remain exercisable until the first anniversary of the termination of his employment or of his death, as applicable, or the tenth anniversary of the grant date, if earlier. If an option holder's employment is terminated by us for cause, all of such holder's options, whether or not vested, will immediately terminate. If an option holder's employment is terminated by the holder for good reason, the vested portion of such holder's options will remain exercisable until the thirteen-month anniversary of the termination of his employment in the case of performance based options or the twelve-month anniversary in the case of service-based options, but in either case not later than the tenth anniversary of the grant date. In the event an option holder's employment is terminated for any other reason, the vested portion of such holder's options will remain exercisable for a period of three months following termination of the holder's employment or until the tenth anniversary of the grant date, if earlier.

        Depending on the valuation of any such sale transaction, all or a portion of the restricted stock that is granted under the Equity Incentive Plan will vest upon the occurrence of a transaction or series of transactions which result in Gilbert Global selling to one or more third parties at least fifty percent of the common stock of True Temper Corporation acquired by them pursuant to the Acquisition and Related Transactions. Any portion of the restricted stock that does not vest upon a sale by Gilbert Global will be forfeited. Any unvested shares of restricted stock will automatically be forfeited upon the termination of the holder's employment with us, provided, however, that if a transaction or series of transactions that would cause the restricted stock to vest are consummated within 180 days following termination of a holder's employment by us without cause, by the employee for good reason, or as a result of the employee's death or disability, such holder's restricted stock will vest as described above.

Pension Plan

        We sponsor a tax qualified defined benefit pension plan. Only the hourly employees at our Amory, Mississippi manufacturing plant who are part of the collective bargaining unit of the United Steel Workers, are eligible to participate in the plan. Benefits are calculated based primarily on years of service, among other factors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        After giving effect to the Acquisition and Related Transactions, all of our issued and outstanding capital stock will be owned by True Temper Corporation. After giving effect to the Acquisition and Related Transactions, approximately 87.7% of True Temper Corporation's capital stock will be owned by TTS Holdings LLC (an entity controlled by Gilbert Global), approximately 4.5% of True Temper Corporation's capital stock will be owned by Scott C. Hennessy, our chief executive officer, and approximately 7.8% of True Temper Corporation's capital stock will be owned by certain other of our executive officers, in each case on a fully diluted basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

        In connection with the Acquisition and Related Transactions, True Temper Corporation intends to enter into a stockholders agreement with TTS Holdings LLC and its other stockholders. Such stockholders agreement will restrict the ability of True Temper Corporation's stockholders, other than TTS Holdings LLC and its affiliates, to transfer their shares to unrelated or unaffiliated persons without first offering such shares to True Temper Corporation and to TTS Holdings LLC and its affiliates. The stockholders agreement will also give the non-TTS Holdings LLC stockholders the right to include a portion of their shares in any sale by TTS Holdings LLC or its affiliates, subject to certain limitations. In addition, all of the stockholders of True Temper Corporation will be required to participate in and otherwise support any transaction involving a change in control of True Temper Corporation that is approved by holders of a majority of the voting capital stock of True Temper Corporation. Finally, subject to certain limitation, the stockholders agreement will give each of the stockholders, other than TTS Holdings LLC and its affiliates, the right to participate in any registration of True Temper Corporation's common stock under the Securities Act of 1933, other than a registration on Form S-8 or S-4.

Management Services Agreement

        In connection with the Acquisition and Related Transactions, we will enter into a management services agreement with GGEP Management, L.L.C., an affiliate of Gilbert Global. In accordance with this management services agreement, GGEP Management, L.L.C. will agree to provide (i) general management services, (ii) assistance with the identification, negotiation and analysis of acquisitions and dispositions, (iii) assistance with the negotiation and analysis of financial alternatives, and (iv) other services agreed upon by us and GGEP Management, L.L.C. In exchange for such services, GGEP Management, L.L.C. will receive (i) an annual advisory fee of $0.5 million payable quarterly, plus reasonable out-of-pocket expenses, (ii) an investment banking fee in an amount equal to 1.25% of the aggregate transaction value in connection with the consummation of any material acquisition, divestiture, financing or refinancing by True Temper Corporation or any of its subsidiaries, and (iii) a one-time transaction fee of $2.5 million upon consummation of the Acquisition and Related Transactions. The management services agreement will have an initial term of five years, subject to automatic one-year extensions unless we or GGEP Management, L.L.C. provides written notice of termination. The annual advisory $0.5 million will be an obligation of ours that will be contractually subordinated to our obligations under the notes and the new senior credit facilities.

THE SENIOR CREDIT FACILITIES

        We summarize below the principal terms of the agreements that will govern our new senior credit facilities. This summary is not a complete description of all of the terms of the agreements relating to the new senior credit facilities.

General

        Concurrently with the closing of this offering, we intend to enter into new senior credit facilities with a syndicate of financial institutions and institutional lenders. Credit Suisse First Boston will act as administrative agent and collateral agent for the syndicate and joint bookrunner and joint lead arranger under the new senior credit facilities. Set forth below is a summary of the expected terms of the senior credit facilities. As the final terms of the senior credit facilities have not been agreed upon, the final terms may differ from those set forth herein and, in certain cases, such differences may be significant.

        Our new senior credit facilities will provide for senior secured financing of up to $130.0 million, consisting of (i) a term loan facility in an aggregate principal amount of up to $110.0 million and (ii) a revolving credit facility in an aggregate principal amount of up to $20.0 million.

        The full amount of the term loan facility must be drawn on the closing date. The term loan facility will mature seven years after the closing date.

        We anticipate that none of the amounts available under the revolving credit facility will be drawn upon at closing. Up to $10.0 million of the revolving credit facility will be available in the form of letters of credit and up to $5.0 million of the revolving credit facility will be available as a swingline facility. Amounts repaid under the revolving credit facilities may be reborrowed (subject to satisfaction of the applicable borrowing conditions) at any time prior to the maturity of the revolving credit facility and the expiration of the commitment thereunder, which will be five years after the closing date. All borrowings are subject to the satisfaction of customary conditions, including delivery of borrowing notice, accuracy of representations and warranties in all material respects and absence of defaults.

        Proceeds of the term loan facility will be used to finance the Acquisition and to pay for related transaction costs and fees. Proceeds of the revolving credit facility will be used for general corporate purposes, including permitted acquisitions.

Interest and Fees

        Loans under our new senior credit facilities will bear interest, at our option, at a spread to be determined over adjusted LIBOR or the alternate base rate for each of the revolving credit facilities and term loan facilities.

        We will pay commitment fees in an amount equal to 0.50% per annum on undrawn portion of the commitments in respect of the revolving credit facility. These fees are payable quarterly in arrears and upon the maturity or termination of the commitments, calculated based on the number of days elapsed in a 360-day year. The interest rate margins under the revolving credit facilities will be subject to change in increments based on a leverage-based pricing grid as set forth in the credit agreement.

        We will pay a letter of credit fee on the aggregate face amount of outstanding letters of credit issued under the revolving credit facility at a rate per annum equal to a spread over adjusted LIBOR under the revolving credit facilities, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be shared by all lenders participating in the revolving credit facility. We will also pay an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears and upon the maturity or termination of the commitments, and customary issuance and drawing fees.

Prepayments

        The term loans under the term loan facility will be required to be prepaid with, subject to certain exceptions (including, in the case of asset sale proceeds, 365-day reinvestment provisions):

  •
  75% of excess cash flow, as defined in the credit agreement, for each fiscal year, reducing to 0% with multiple step-downs based upon achievement and maintenance of certain leverage ratios;

  •
  100% of the net cash proceeds of certain asset sales (including net proceeds from insurance recovery and condemnation events);

  •
  100% of the net cash proceeds of certain debt issuances; and

  •
  50% of the net cash proceeds of certain equity issuances, reducing to 25% based upon achievement and maintenance of certain leverage ratios.

        Voluntary prepayments of loans under our new senior credit facilities and voluntary reductions in the unused commitments under the revolving credit facilities will be permitted in whole or in part without premium or penalty (subject to reimbursement of lender redeployment costs in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period), in minimum amounts and subject to certain other conditions as set forth in the credit agreement.

Amortization of Principal

        The term loans under the term loan facility have scheduled quarterly payments in an aggregate annual amount equal to $1.1 million during the first six years of the term loan facility, with the balance payable in equal quarterly installments during the seventh year of the term loan facility.

Guarantees and Collateral

        Each of our existing and subsequently acquired or organized domestic subsidiary (with such subsidiaries being referred to as the "Subsidiary Guarantors"), will guarantee (on a senior secured basis) all of our obligations under our new senior credit facilities. Our obligations under our new senior credit facilities and the obligations of each of the Subsidiary Guarantors under these guarantees will be secured by substantially all of our assets and the assets of the Subsidiary Guarantors, including but not limited to: (a) a first-priority pledge of all the capital stock of the Subsidiary Guarantors and (b) a perfected first-priority security interests in, and mortgages on, substantially all of our tangible and intangible assets and the tangible and intangible assets of the Subsidiary Guarantors, including accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing (in each case subject to materiality thresholds and other exceptions to be agreed upon).

Covenants and Other Matters

        Our new senior credit facilities will require us to comply with certain financial covenants, consisting of maximum total leverage ratios, minimum interest coverage ratios and minimum fixed charge coverage ratios. Our new senior credit facilities will include certain negative covenants restricting or limiting our ability to, among other things:

  •
  declare dividends or redeem or repurchase capital stock;

  •
  prepay, redeem or purchase subordinated debt (including the notes);

  •
  incur liens and engage in sale leaseback transactions;

  •
  make loans and investments;

  •
  guarantee or incur additional debt;

  •
  engage in hedging arrangements;

  •
  amend or otherwise alter terms of debt (including the notes);

  •
  engage in mergers, acquisitions and other business combinations;

  •
  sell assets;

  •
  make capital expenditures;

  •
  transact with affiliates; and

  •
  alter the business we conduct,

        in each case, subject to exceptions as set forth in the credit agreement.

        The senior credit facilities will also contain certain customary representations and warranties, affirmative covenants and events of default, including change of control, cross-defaults to other debt and material judgments.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
True Temper Sports, Inc.

        We have audited the accompanying consolidated balance sheets of True Temper Sports, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholder's equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of True Temper Sports, Inc. and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in the note 2(g), in 2002 the Company changed its method of accounting for goodwill and other intangible assets.

KPMG LLP

Memphis, Tennessee
February 9, 2004

TRUE TEMPER SPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	For the Years Ended December 31,
	2003	2002	2001
NET SALES	$116,206	$107,401	$111,083
Cost of sales	69,470	65,161	67,735

GROSS PROFIT	46,736	42,240	43,348
Selling, general and administrative expenses	14,747	13,578	14,963
Amortization of goodwill	—	—	2,695
Business development and start-up costs	869	312	—
Loss on early extinguishment of long-term debt	—	777	—

OPERATING INCOME	31,120	27,573	25,690
Interest expense, net of interest income	13,017	12,236	12,660
Other expenses, net	132	93	(2)

INCOME BEFORE INCOME TAXES	17,971	15,244	13,032
Income taxes	7,113	5,992	(11,539)

NET INCOME	$10,858	$9,252	$24,571

See accompanying notes to consolidated financial statements.

TRUE TEMPER SPORTS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2003	2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,389	$7,070
Receivables, net	15,612	15,083
Inventories	15,656	15,055
Deferred financing costs	651	566
Prepaid expenses and other current assets	1,620	1,198

Total current assets	41,928	38,972
Property, plant and equipment, net	15,026	14,561
Goodwill, net	71,506	71,506
Deferred tax assets	47,902	54,832
Deferred financing costs, net	2,348	2,787
Other assets	906	722

Total assets	$179,616	$183,380

LIABILITIES & STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$4,500	$4,000
Accounts payable	4,992	5,999
Accrued expenses and other current liabilities	8,675	7,075

Total current liabilities	18,167	17,074
Long-term debt, net of current portion	109,230	120,730
Other liabilities	3,426	2,508

Total liabilities	130,823	140,312
STOCKHOLDER'S EQUITY
Common stock—par value $0.01 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	40,326	40,326
Retained earnings	8,796	3,145
Accumulated other comprehensive loss, net of taxes	(329)	(403)

Total stockholder's equity	48,793	43,068

Total liabilities and stockholder's equity	$179,616	$183,380

See accompanying notes to consolidated financial statements.

TRUE TEMPER SPORTS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
AND COMPREHENSIVE INCOME

(Dollars in thousands)

	Common Stock
				Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Loss
	Shares	Par Value	Additional Paid In Capital			Total
Balance at December 31, 2000	100	$—	$40,326	$(6)	$—	$40,320
Net income	—	—	—	24,571	—	24,571
Dividends declared to parent company	—	—	—	(3,588)	—	(3,588)

Balance at December 31, 2001	100	$—	$40,326	$20,977	$—	$61,303
Net income	—	—	—	9,252	—	9,252
Minimum pension liability, net of taxes	—	—	—	—	(403)	(403)

Comprehensive income, net of taxes						8,849
Dividends declared to parent company	—	—	—	(27,084)	—	(27,084)

Balance at December 31, 2002	100	$—	$40,326	$3,145	$(403)	$43,068
Net income	—	—	—	10,858	—	10,858
Minimum pension liability, net of taxes	—	—	—	—	(118)	(118)
Mark to market adjustment on derivative instruments, net of taxes	—	—	—	—	192	192

Comprehensive income, net of taxes						10,932
Dividends declared to parent company	—	—	—	(5,207)	—	(5,207)

Balance at December 31, 2003	100	$—	$40,326	$8,796	$(329)	$48,793

See accompanying notes to consolidated financial statements.

TRUE TEMPER SPORTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the Years Ended December 31,
	2003	2002	2001
OPERATING ACTIVITIES
Net income	$10,858	$9,252	$24,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,906	3,252	6,208
Amortization of deferred financing costs	632	697	652
Loss on disposal of property, plant and equipment	89	80	—
Loss on early extinguishment of long-term debt	—	777	—
Deferred taxes	6,883	5,770	(11,770)
Changes in assets and liabilities, net of acquisitions:
Receivables, net	(529)	(1,624)	(3,511)
Inventories	(601)	(1,614)	967
Prepaid expenses and other assets	(422)	(115)	660
Accounts payable	(1,007)	1,609	(3,102)
Accrued interest	222	(25)	48
Other liabilities	2,371	1,844	(2,561)

Net cash provided by operating activities	21,402	19,903	12,162
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(3,460)	(1,164)	(2,001)
Proceeds from the sales of property, plant and equipment	—	—	37
Purchase of AME	—	—	(327)

Net cash used in investing activities	(3,460)	(1,164)	(2,291)
FINANCING ACTIVITIES
Proceeds from issuance of bank debt	—	25,000	—
Principal payments on bank debt	(11,000)	(16,504)	(1,901)
Repurchase of Senior Subordinated Notes	—	(270)	—
Premium paid to repurchase Senior Subordinated Notes	—	(12)	—
Principal payments on capital leases	—	(18)	(25)
Payment of debt issuance costs	(278)	(844)	(202)
Dividends paid	(5,207)	(27,084)	(3,588)
Other financing activity	(138)	(114)	(146)

Net cash used in financing activities	(16,623)	(19,846)	(5,862)
Net increase (decrease) in cash	1,319	(1,107)	4,009
Cash at beginning of year	7,070	8,177	4,168

Cash at end of year	$8,389	$7,070	$8,177

See accompanying notes to consolidated financial statements.

TRUE TEMPER SPORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands unless otherwise indicated)

(1)    DESCRIPTION OF BUSINESS

  True Temper Sports, Inc. ("True Temper" or the "Company") is primarily engaged in the design, manufacture and sale of steel and composite golf shafts as well as a variety of other high strength, tight tolerance tubular components for the bicycle, automotive and recreational sports markets. True Temper's manufacturing plants and related facilities are located in Memphis, Tennessee, Amory and Olive Branch, Mississippi, El Cajon, California and Guangzhou, China. The majority of True Temper's sales are to golf club manufacturers and distributors primarily located in the United States, Europe, Japan, Australia and Southeast Asia. True Temper operates as a wholly-owned operating subsidiary of True Temper Corporation.

  The consolidated financial statements include the financial statements of True Temper and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a)
  Revenue Recognition

    Revenue is generally recognized when persuasive evidence of an arrangement exists, delivery has occurred, the revenue amount is determinable and collection is reasonably assured. Valuation allowances are established for estimated returns, allowances and discounts at the time revenue is recognized.

  (b)
  Use of Estimates

    The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; valuation allowances for receivables, inventories and deferred income tax assets; environmental liabilities; valuation of derivative instruments; and assets and obligations related to employee benefits. Actual results could differ from those estimates.

  (c)
  Trade Accounts Receivable

    Trade receivables are net of allowance for doubtful accounts of $832 and $653 as of December 31, 2003 and 2002, respectively.

  (d)
  Inventories

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

  (e)
  Deferred Financing Costs

    Costs associated with the issuance of debt are deferred and amortized as a component of interest expense over the life of the related debt, using a method that approximates the interest method.

  (f)
  Property, Plant and Equipment

    Property, plant and equipment is stated on a historical cost basis, net of accumulated depreciation. Depreciation is provided over the estimated useful life of each asset using the straight-line method. Leasehold improvements are amortized over the shorter of the useful life or the applicable lease term. In general the estimated useful lives are as follows:

Asset Category	Life
Buildings	15 - 40 years
Furniture and office equipment	10 - 15 years
Machinery and equipment	8 - 15 years
Computers and related equipment	2 - 4 years
Leasehold improvements	6 - 15 years
Assets held for use—not currently used for production	8 years
  (g)
  Goodwill

    Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

    In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Company performed an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company was required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit within six months of January 1, 2002. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, the Company would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired. The Company was not required to perform the second step for any reporting unit, as the fair value of each reporting unit exceeded its carrying amount. The Company's policy is to test its reporting amount of goodwill for potential impairment on an annual basis in the Company's fiscal fourth quarter or sooner if a goodwill impairment indicator is identified. No goodwill impairment was identified during the Company's 2003 testing.

    Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the expected periods to be benefited, generally between 20 and 40 years, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation.

  (h)
  Derivative Instruments and Foreign Currencies

    The Company uses forward foreign exchange contracts ("Instruments" or "Derivative Instruments") in its management of foreign currency exchange rate exposures. Instruments used as hedges must be effective at reducing the risks associated with the underlying exposure and must be designated as a hedge at the inception of the contract. Accordingly, changes in the market value of the Instruments must have a high degree of inverse correlation with changes in the market value or cash flows of the underlying hedged item.

    The Company uses Derivative Instruments to hedge several components of its revenue and cash collection stream, including, (i) anticipated foreign currency sales, (ii) accounts receivable denominated in foreign currencies, and (iii) cash balances maintained in foreign currencies.

    The changes in the market value of Derivative Instruments hedging anticipated foreign currency sales are recognized in the consolidated balance sheets as a component of accumulated other comprehensive income (loss) in consolidated stockholder's equity. To the extent an instrument is no longer effective as a hedge due to a change in the underlying exposure, gains and losses are recognized currently in the consolidated statements of operations as a component of cost of sales.

    The changes in the market value of Derivative Instruments hedging accounts receivable or cash denominated in foreign currency are recognized as a component of operating income during the period of the change, as they are marked to market on a monthly basis.

    True Temper recorded a gain in operations on foreign currency in the years ended December 31, 2003 and 2002 of $215 and $37, respectively.

    The following table summarizes the contractual notional amounts of True Temper's forward exchange contracts as of December 31, 2003 and 2002:

	2003	2002
Pound Sterling	$2,937	$2,631
Yen	5,951	4,177
Australian dollar	908	658

Total	$9,796	$7,466

  (i)
  Impairment of Long-Lived Assets

    SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's consolidated financial statements.

    In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

    Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

  (j)
  Business development and start-up costs

    Costs associated with business development and start-up are comprised, primarily, of costs related to opening a composite manufacturing operation in Guangzhou, China. These costs include travel, consulting, legal and other professional services, personnel recruiting and compensation, facility rent and other start-up business costs The costs are expensed as incurred and separately identified on the statement of operations as a component of operating income.

  (k)
  Advertising and Promotional Costs

    Advertising and promotional costs are accounted for in accordance with Statement of Position 93-7 "Reporting on Advertising Costs", which requires that the cost of producing advertisements be expensed at the time of the first showing of the advertisement or as incurred. True Temper's policy is to expense costs associated with the production of advertising at the time of first showing of the advertisement. Advertising and promotional costs primarily consist of trade show costs, media spots including print, radio and television, advertising production and agency fees, sponsorships, and product and promotional samples. Advertising and promotional expense for 2003, 2002 and 2001 were $3,106, $3,555 and $5,007, respectively. Certain of the Company's customers participate in a cooperative advertising program where the Company agrees to reimburse these customers for a portion of their advertising costs that feature the Company's product. Cooperative advertising costs are shown as a reduction of sales.

  (l)
  Research and Development Costs

    Costs associated with the development of new products and changes to existing products are expensed as incurred and are included in selling, general, and administrative expenses. Research and development costs for the 2003, 2002 and 2001 were $1,501, $1,194 and $1,587, respectively.

  (m)
  Post-Retirement Benefits

    True Temper's hourly union employees at its Amory, Mississippi plant are covered by a non-contributory defined benefit plan. The defined benefit plan is funded in conformity with funding requirements of applicable government regulations. Benefits are based on a negotiated, fixed amount multiplied by the employee's length of service. In addition to the defined benefit plan, these same employees receive certain post-retirement medical, dental and life insurance benefits.

    True Temper's salaried employees are covered by a non-contributory defined contribution plan. Company contributions to this plan are based on the employee's age and are calculated as a percentage of compensation. This plan is funded on a current basis. In addition to the non-contributory defined contribution plan, certain post-retirement medical, dental and life insurance benefits are provided to those salaried employees who were employed by the Company prior to January 1, 2000.

    All employees of True Temper are eligible to participate in a company sponsored 401(k) plan. The Company's contribution to this plan is calculated as a percentage of the employee's compensation and the employee's contribution. All Company contributions to this plan are paid in cash.

  (n)
  Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    In the fourth quarter of 2001, after considering the Company's historical financial performance for the preceding three years, and other available evidence, Company management determined that it was more likely than not the Company would realize the tax benefit of all of its deferred tax assets. As a result the Company's valuation allowance on its deferred tax assets was eliminated with the change in the valuation allowance recorded as a deferred tax benefit. See note 9, Income Taxes, for further explanation.

  (o)
  Fair Value of Financial Instruments

    The fair value of financial instruments represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts.

    The following methods and assumptions were used by True Temper in estimating fair value disclosures for financial instruments:

    Cash, Trade Receivables and Payables—The amounts reported in the balance sheets approximate fair value.

    Long-Term Debt—The carrying values of the Company's variable rate debt approximates fair value. The estimated fair value of the Company's fixed rate debt is based upon interest rates available for the issuance of debt with similar terms and remaining maturities. As of December 31, 2003, the Company's Senior Subordinated Notes had an estimated fair value of $105.8 million.

    Foreign Currency Contracts—The fair value of forward exchange contracts is estimated using prices established by financial institutions for comparable instruments which was less than $100 thousand at December 31, 2003.

    The fair value estimates presented herein are based on information available to management as of December 31, 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

  (p)
  Recent Accounting Pronouncements

    In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. The adoption of FIN 46R is not expected to have a material effect on the Company's consolidated financial condition or results of operations taken as a whole.

    In April 2003, the FASB issued Statement No. 149, Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("Statement 149"). Statement 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. Statement 149 is effective for contracts entered into or modified after June 30, 2003. The impact of adopting Statement 149 did not have a material impact to the Company's consolidated financial condition or results of operations taken as a whole.

    In May 2003, the FASB Issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("Statement 150"). Statement 150 requires issuers to classify as liabilities (or assets in some circumstances) financial instruments within the scope of the statement that embody obligations for the issuer. Statement 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The impact of adopting Statement 150 did not have a material impact to the Company's consolidated financial condition or results of operations taken as a whole.

  (q)
  Supplemental Disclosures of Cash Flow Information

    Cash payments for income taxes and interest for the years ended December 31, 2003, 2002 and 2001, are as follows:

	2003	2002	2001
Income taxes	$162	$120	$280
Interest	$12,265	$11,728	$11,960
  (r)
  Accumulated Other Comprehensive Income

    The accumulated balances for each classification within accumulated other comprehensive income are as follows:

	Derivative Instruments Mark to Market Adjustments	Minimum Pension Liability Adjustments	Accumulated Other Comprehensive Income (loss)
December 31, 2002	$—	$(403)	$(403)
Current year change	192	(118)	74

December 31, 2003	$192	$(521)	$(329)

(3)    ACQUISITIONS

  In the third quarter of 2001, True Temper acquired substantially all the capital assets and intellectual property rights from Advanced Materials Engineering ("AME") for $327 resulting in the recording of goodwill of $88. The transition of these assets to the El Cajon facility was completed by December 31, 2001.

(4)    GOODWILL

  Amortization expense related to goodwill was $2,695 for the year ended December 31, 2001. The following table reconciles previously reported net income as if the provisions of SFAS No. 142 were in effect in 2001:

	2001
	As Reported	Goodwill Amortization Adjustment	As Adjusted
Income before income taxes	$13,032	$2,695	$15,727
Income tax expense (benefit)	(11,539)	89	(11,450)

Net Income	$24,571	$2,606	$27,177

(5)    INVENTORIES

  Inventories, as of December 31 of the year indicated, consist of the following:

	2003	2002
Raw materials	$2,287	$1,751
Work in process	2,067	2,445
Finished goods	11,302	10,859

Total	$15,656	$15,055

(6)    PROPERTY, PLANT AND EQUIPMENT

  Major classes of property, plant and equipment, as of December 31 of the year indicated, are summarized as follows:

	2003	2002
Land improvements	$342	$342
Buildings	7,123	7,008
Furniture and office equipment	815	804
Machinery and equipment	43,167	41,979
Computer equipment and capitalized software	2,439	2,390
Leasehold improvements	2,233	1,695
Assets held for use—not currently used in production	1,265	1,251
Construction in progress	1,505	436

	58,889	55,905
Less accumulated depreciation	43,863	41,344

Net property, plant and equipment	$15,026	$14,561

  Depreciation expense for the years ended December 31, 2003, 2002 and 2001, was $2,906, $3,252, and $3,513, respectively.

(7)    OTHER CURRENT LIABILITIES

  Other current liabilities, as of December 31 of the year indicated, consist of the following:

	2003	2002
Accrued compensation, benefits and related payroll taxes	5,257	4,537
Accrued interest	1,161	939
Other	2,257	1,599

Total	$8,675	$7,075

(8)    BORROWINGS

  (a)
  Long-Term Debt

    Long-term debt at December 31, 2003 and 2002 consisted of the following:

	2003	2002
10.875% Senior Subordinated Notes due 2008	$99,730	$99,730
Senior credit facility	14,000	25,000

Total debt	113,730	124,730
Less current maturities	4,500	4,000

Long-term debt	$109,230	$120,730

    The 10.875% Senior Subordinated Notes due 2008 (the "Notes") provide for semi-annual interest payments, in arrears. At the option of the Company, up to 35% of the Notes are redeemable prior to December 1, 2001, at 110.875%, with the net cash proceeds of one or more public equity offerings. From December 1, 2001 to November 30, 2003 the Notes may be redeemed, at the option of the Company, in whole or in part, at a premium, upon the occurrence of a change of control. Subsequent to November 30, 2003 the Notes may be redeemed, at the option of the Company, in whole or in part, at a redemption price of 105.438% beginning December 1, 2003 and declining ratably thereafter to 100.0% on December 1, 2006.

    In 2002 the Company bought back approximately $0.3 million of the outstanding Notes in an open market non-redemptive repurchase program. In conjunction with the buy backs the Company wrote off a ratable portion of deferred financing costs and the premium on the repurchase of Notes as a loss on early extinguishment of debt in the amount of $20. As of December 31, 2003 the outstanding principal amount of Notes was $99.7 million.

    In the fourth quarter of 2002 the Company made a scheduled principal payment of $0.6 million and a voluntary repayment of $12.4 million to eliminate the outstanding principal balance of both the term A and term B loans. The Company wrote off $757 of deferred financing costs which related to that debt agreement, and recorded the charge as a loss on early extinguishment of debt.

    On December 31, 2002 the Company refinanced its then existing senior credit facility with a new senior credit facility that includes a $15.0 million non-amortizing credit facility and a $25.0 million term loan due December 31, 2007. Amounts under the new revolving credit facility are available on a revolving basis through December 31, 2007. The Company used most of the proceeds from the new term loans to distribute $23.5 million as a dividend to its parent company, True Temper Corporation ("TTC"), on December 31, 2002. TTC used these funds to prepay a portion of its high interest debt.

    During 2003, the Company repaid $11.0 million of its senior credit facility, including $7.0 million of voluntary prepayments.

    The new senior credit facility provides for interest on the term loan, at the Company's option, at (i) the base rate of the bank acting as administrative agent plus a margin adder of 2.25%,

    or (ii) under a LIBOR option with a borrowing spread of LIBOR plus 3.50%. The rate at December 31, 2003 was 4.65%.

    The loans under the new senior credit facility are senior to the Notes, and are secured by substantially all of the Company's assets.

    The new senior credit facility and the Notes contain provisions which, among other things, limit the Company's ability to (i) incur additional indebtedness, (ii) make acquisitions and capital expenditures, (iii) sell assets, (iv) create liens or other encumbrances, (v) make certain payments and dividends, or (vi) merge or consolidate. In addition, both the senior credit facility and the Notes contain customary change of control provisions that could, under certain circumstances, cause accelerated debt repayment. The new senior credit facility also requires the Company to maintain certain specified financial ratios and tests including, (i) minimum EBITDA levels, (ii) minimum interest coverage and fixed charge coverage ratios, and (iii) maximum leverage ratios. At December 31, 2003 the Company was in compliance with all of the covenants in both the new senior credit facility and the Notes.

    The terms of the extinguished debt were substantially similar to the new senior credit facility.

    At December 31, 2003, future minimum principal payments on long-term debt were as follows:

2004	4,500
2005	5,000
2006	4,500
2007	—
2008	99,730
Thereafter	—

Total	$113,730

  (b)
  Line of Credit

    The Company may borrow, through December 31, 2007, up to $15,000 under a revolving credit agreement included in the new senior credit facility. Borrowings under the agreement are subject to the same provisions described in the long-term debt section of this footnote. The Company has no outstanding borrowings under this line of credit at December 31, 2003.

(9)    INCOME TAXES

  Total income taxes for the years ended December 31, 2003 and 2002 were allocated as follows:

	2003	2002
Income from continuing operations	$7,113	$5,992
Stockholders' equity:
Additional minimum pension expense	(72)	(247)
Mark to market adjustment on derivative instruments	118	—

Total income taxes	$7,159	$5,745

  The income tax expense (benefit) attributable to income for continuing operations, for the years ended December 31, 2003, 2002 and 2001, is as follows:

	2003	2002	2001
Current:
Federal	$—	$—	$—
State	40	40	40
Foreign	190	182	191

Total current	230	222	231
Deferred:
Federal	5,795	4,858	4,945
State	1,088	912	929
Change in valuation allowance	—	—	(17,644)

Total deferred	6,883	5,770	(11,770)

Total	$7,113	$5,992	$(11,539)

  The actual income tax expense attributable to income for continuing operations differs from the amounts computed by applying the U.S. federal tax rate of 34% to the pretax earnings as a result of the following:

	2003	2002	2001
Computed "expected" tax expense	$6,110	$5,183	$4,431
State tax, net of federal benefit	744	628	640
Amortization of goodwill	—	—	838
Foreign taxes	190	182	191
Change in valuation allowance	—	—	(17,644)
Other	69	(1)	5

Actual income tax expense (benefit)	$7,113	$5,992	$(11,539)

  On June 29, 1998, Black & Decker Corporation, along with its True Temper Sports Division, and True Temper Sports LLC (an affiliate of Cornerstone Equity Investors, LLC), entered into an agreement pursuant to which True Temper Sports LLC acquired, effective September 30, 1998, an 89% equity interest in TTC (collectively referred to as the "Recapitalization"). True Temper Sports, Inc. was formed as the operating subsidiary of True Temper Corporation. The Recapitalization of TTC was accounted for as a leveraged recapitalization, such that the Company's assets and liabilities remain at their historical bases for financial reporting purposes, however, for income tax purposes, the transaction is treated as a taxable business combination, which creates a "step-up" in its tax basis financial statements.

  For federal and state income tax purposes, the Recapitalization is a taxable business combination and is a qualified stock purchase. The buyer and the seller elected jointly to treat the Recapitalization as an asset acquisition under section 338(h)(10) of the Internal Revenue Code of 1986, as amended. An allocation of the purchase price to the tax basis of assets and liabilities based on their respective estimated fair values at September 30, 1998 was made for income tax purposes. In connection with the Recapitalization, the Company recorded a deferred tax asset of approximately $52,895, net of a valuation allowance of $17,644, at September 30, 1998 related to future tax deductions of the net excess of the tax bases of the assets and liabilities over the financial statement carrying amounts with a corresponding credit to additional paid-in capital.

  In assessing the realizability of deferred tax assets, Company management considers whether it is more likely than not that a portion or all of its deferred tax assets will be realized. The Company evaluates a variety of available evidence in determining the amount of the deferred tax assets to be realized including the Company's earnings history, the number of years the Company's operating losses can be carried forward and projections of future taxable income. Based on the available evidence described above, including the Company's historical financial performance since the Recapitalization, the Company determined in 2001 that it was more likely than not the Company will realize the tax benefit of all of its deferred tax assets. As a result the valuation allowance was eliminated with the change in the valuation allowance recorded as a deferred tax benefit in 2001.

  The Company's ability to realize some or all of the benefit from the deferred tax asset is dependent upon the Company generating taxable book income in the future. Although there can be no assurance of future events, management must periodically reevaluate its forecast of the Company's future operating results. In the event management determines that sufficient future taxable income may not be generated to fully realize the deferred tax asset, the Company would record a valuation allowance by a charge to income tax expense in the period of such determination.

  The components of deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:

	2003	2002
Deferred tax assets:
Acquisition costs	$—	$240
Goodwill	45,461	50,275
Accrued liabilities	1,670	1,127
Asset impairment	704	704
Net operating loss carryforwards	889	3,021
Facility start-up costs	444	—
Pension liability	319	247
Uniform capitalization	161	161
Other	—	39

Gross deferred tax assets	49,648	55,814
Deferred tax liabilities:
Property, plant and equipment	(1,614)	(982)
Mark to market adjustment on derivative instruments	(118)	—
Other	(14)	—

Net deferred tax asset	$47,902	$54,832

  At December 31, 2003, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $2,400 which expire between 2019 and 2023 and $150 alternative minimum tax credit carry forward which is carried forward indefinitely.

(10)  EMPLOYEE BENEFIT PLANS

  True Temper Sports, Inc. has a qualified pension plan and a post-retirement benefit plan for the hourly union employees at its Amory, Mississippi plant. The following tables provide a reconciliation of the changes in the plans' benefit obligation and fair value of assets for the years ended December 31, 2003 and 2002, and a statement of the plans' funded status as of December 31 for each year:

  The following table sets forth the qualified pension plan as of December 31:

	2003	2002
Reconciliation of benefit obligation:
Benefit obligation at beginning of year	$12,383	$10,515
Service cost	460	337
Interest cost	832	765
Plan amendments	1,422	—
Actuarial losses	966	937
Benefit payments	(376)	(171)

Benefit obligation at end of year	$15,687	$12,383

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of year	$11,628	$13,075
Actual return on plan assets	1,893	(1,276)
Benefit payments	(376)	(171)

Fair value of plan assets at end of year	$13,145	$11,628

Funded status:
Funded status at December 31	$(2,542)	$(754)
Unrecognized prior service costs	1,422	—
Unrecognized net actuarial loss	1,067	1,029

Net amount recognized	$(53)	$275

  The following table provides the amounts recognized in the statement of financial position as of December 31:

	2003	2002
Prepaid benefit cost	$—	$275
Accrued benefit liability	(2,315)	(656)
Intangible asset	1,422	—
Accumulated other comprehensive loss	840	656

Net amount recognized	$(53)	$275

  The following table provides the components of net periodic expense (income) for the defined benefit pension plans for the years ended December 31:

	2003	2002	2001
Service cost of benefits earned during the year	$460	$337	$348
Interest cost on projected benefit obligation	832	765	694
Expected return on plan assets	(964)	(1,099)	(1,123)
Recognized net gains	—	(94)	(288)

Net periodic pension income	$328	$(91)	$(369)

Weighted average assumptions:
Discount rate:
Benefit obligation	6.25%	6.75%	7.25%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	3.00%	3.00%	5.00%

  The following table provides information related to the Company's pension plan in which accumulated benefit obligations exceeded the fair value of plan assets as of the applicable year end:

	2003	2002
Projected benefit obligation	$15,687	$12,383
Accumulated benefit obligation	15,460	12,285
Fair value of assets	13,145	11,628

  Assets of the defined benefit plan for hourly union employees consist primarily of investments in equity securities, debt securities, and cash equivalents. The weighted-average asset allocations at December 31, 2003 and 2002, by asset category, are as follows:

	2003	2002	Target
Equity securities	52.0%	39.8%	50-70%
Debt securities	47.9%	50.2%	30-50%
Cash and other	0.1%	10.0%	0%

Total	100.0%	100.0%	100.0%

  In addition to the defined benefit pension plan for hourly employees, the Company also maintains a defined contribution plan which covers substantially all employees. Expenses for defined contribution plans amounted to $779, $748 and $720 in 2003, 2002 and 2001, respectively.

  The Company also participates in certain unfunded health care plans that provide post-retirement medical, dental, and life insurance to hourly union employees at its Amory, Mississippi plant and to salaried employees hired prior to January 1, 2000. The post-retirement plans are contributory, and include certain cost-sharing features, such as deductibles and co-payments.

  The following table sets forth the benefit obligation of the unfunded post-retirement health plans as of December 31:

	2003	2002
Reconciliation of benefit obligation:
Benefit obligation at beginning of year	$3,314	$2,693
Service cost	85	69
Interest cost	217	191
Participant contributions	99	65
Plan amendments	28	—
Actuarial loss	164	407
Benefits paid	(392)	(111)

Benefit obligation at end of year	3,515	3,314
Unrecognized prior service cost	228	294
Unrecognized net actuarial loss	(1,208)	(1,098)

Accrued benefit costs	$2,535	$2,510

  The following table provides the components of net periodic expense for the unfunded post retirement health plans for the years ended December 31:

	2003	2002	2001
Service cost	$85	$69	$63
Interest cost	217	191	173
Amortization of prior service costs	(37)	(38)	(38)
Recognized net losses	54	35	27

Net periodic cost	$319	$257	$225

Discount Rate:
Benefit obligation	6.25%	6.75%	7.25%

  The healthcare cost trend rate used to determine the post-retirement benefit obligation was 11.0% for 2003. This rate decreases gradually to an ultimate rate of 5.0% in 2014, and remains at that level thereafter. While the trend rate can be a significant factor in determining the amounts reported, for the year ended December 31, 2003 a one-percentage-point increase or decrease in the trend rate will have only minimal impact due to the claims costs being close to the employer imposed cap.

(11)  COMMITMENTS AND CONTINGENCIES

  (a)
  Lease Obligation

    The Company is obligated under various non-cancelable leases for office facilities and equipment. These leases generally provide for renewal options and, in the case of facilities leases, for periodic rate increases based upon economic factors. All non-cancelable leases with an initial term greater than one year have been categorized as either capital or operating leases in conformity with FASB Statement No. 13, Accounting for Leases.

    Future minimum payments under non-cancelable operating leases with initial terms of one year or more as of December 31, 2003 are as follows:

Operating Leases
2004	$1,046
2005	1,023
2006	708
2007	680
2008	448

Total minimum lease payments	$3,905

    Rental expense on operating leases, excluding sublease rent received, was $1,002, $870, and $948 for 2003, 2002 and 2001, respectively.

  (b)
  Product Warranties

    The Company generally warrants its products against certain manufacturing and other defects. These product warranties are provided for specific periods of time and/or usage of the product depending on the nature of the product, the geographic location of its sale and other factors. As of December 31, 2003 and 2002, the Company has accrued $176 and $137, respectively, for estimated product warranty claims. The accrued product warranty costs are based primarily on historical experience of actual warranty claims as well as current information on product costs. Warranty claims expense for each of the years 2003, 2002, and 2001 were $812, $540, and $441, respectively.

    The following table provides the changes in the Company's product warranties:

January 1, 2003	$137
Liabilities accrued for warranties issued during the period	812
Warranty claims paid during the period	(773)

December 31, 2003	$176

  (c)
  Legal Proceedings

    The Company has certain contingent liabilities resulting from litigation and claims incident to the ordinary course of business. Management believes that the probable resolution of such contingencies will not materially affect the consolidated financial position or results of operations of the Company.

(12)  RELATED PARTY TRANSACTIONS

  In 1998, True Temper entered into a management services agreement with Cornerstone Equity Investors, LLC ("Cornerstone"). Cornerstone is a related party through its indirect management and ownership interest in True Temper Corporation.

  In accordance with this agreement, Cornerstone has agreed to provide:

    (1)
    general management services;

    (2)
    assistance with the identification, negotiation and analysis of acquisitions and dispositions;

    (3)
    assistance with the negotiation and analysis of financial alternatives; and

    (4)
    other services agreed upon by True Temper and Cornerstone.

  In exchange for such services, Cornerstone or its nominee receives:

    (1)
    an annual advisory fee of $0.5 million payable quarterly, plus reasonable out-of-pocket expenses;

    (2)
    a transaction fee in an amount equal to 1.0% of the aggregate transaction value in connection with the consummation of any material acquisition, divestiture, financing or refinancing by True Temper or any of its subsidiaries.

  The management services agreement has an initial term of five years, subject to automatic one-year extensions unless the Company or Cornerstone provides written notice of termination. The annual advisory fee of $0.5 million is an obligation of the Company and is also contractually subordinated to the Notes and the Bank Credit facilities.

  In addition to reimbursing Cornerstone for reasonable out-of-pocket expenses, the Company paid Cornerstone $0.5 million for each of the years 2003, 2002 and 2001, in accordance with the agreement.

(13)  SEGMENT AND OTHER RELATED DISCLOSURES

  (a)
  Segment Reporting

    The Company operates in two reportable business segments: golf shafts and performance sports. The Company's reportable segments are based on the type of product manufactured and the application of that product in the marketplace. The golf shaft segment manufactures and sells steel and composite golf shafts for use exclusively in the golf industry. The performance sports segment manufactures and sells high strength, tight tolerance tubular components for bicycle, hockey and other recreational sports markets. The accounting policies for these segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of these segments based on segment sales and gross profit. The Company has no inter-segment sales. General corporate assets, that are not allocated down to segments, include: cash, non-trade receivables, deferred tax assets, deferred financing costs and goodwill created during the acquisition of the Company by Black & Decker.

	As of and for the Years Ended December 31,
	2003	2002	2001
Net sales:
Golf shafts	$109,754	$102,764	$106,313
Performance sports	6,452	4,637	4,770

Total	$116,206	$107,401	$111,083

Gross profit:
Golf shafts	$45,118	$40,996	$41,726
Performance sports	1,618	1,244	1,622

Total	$46,736	$42,240	$43,348

Depreciation expense:
Golf shafts	$2,486	$2,802	$3,158
Performance sports	420	450	355

Total	$2,906	$3,252	$3,513

Capital expenditures:
Golf shafts	$3,112	$700	$1,464
Performance sports	348	464	537

Total	$3,460	$1,164	$2,001

Total assets:
Jointly used assets	$1,333	$1,596	$1,586
Golf shafts	41,087	39,759	45,599
Performance sports	2,997	3,057	2,767

Total	$45,417	$44,412	$49,952

    Revenues from two customers of True Temper's golf shafts segment represent approximately $16,000 or 13.7%, and $13,500 or 11.6%, respectively, of the Company's 2003 revenues. Revenues from two customers of True Temper's golf shafts segment represent approximately $14,000 or 12.8%, and $11,000 or 10.1%, respectively, of the Company's 2002 revenues. Revenues from one customer of True Temper's golf shafts segment represent approximately $12,000 or 10.4% of the Company's 2001 revenues.

    Following are reconciliations of total reportable segment assets to total Company assets, and total reportable segment gross profit to total Company income before income taxes:

	As of December 31,
	2003	2002
Total assets:
Total from reportable segments	$45,417	$44,412
General corporate	134,199	138,968

Total	$179,616	$183,380

	For the Years Ended December 31,
	2003	2002	2001
Total reportable segment gross profit	$46,736	$42,240	$43,348
Less:
Selling, general and administrative expenses	14,747	13,578	14,963
Amortization of goodwill	—	—	2,695
Business development and start-up costs	869	312	—
Loss on early extinguishment of long-term debt	—	777	—
Interest expense	13,017	12,236	12,660
Other expense (income), net	132	93	(2)

Total Company income before income taxes	$17,971	$15,244	$13,032

  (b)
  Sales by Geographic Region

    The geographic distribution of the Company's net sales, by location of customer, is summarized as follows:

	For the Years Ended December 31,
	2003	2002	2001
U.S.	$79,652	$77,137	$87,647
International	36,554	30,264	23,436

Total	$116,206	$107,401	$111,083

    No individual country or geographic area outside the U.S. accounts for 10% or more of total sales. Assets by location are not disclosed, as assets located outside the U.S. are immaterial.

(14)  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following is a summary of unaudited quarterly results of operations for the years ended December 31, 2003 and 2002.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003
Net sales	$31,601	$32,491	$24,667	$27,447
Gross profit	11,848	13,292	10,847	10,749
Net income	2,584	3,751	2,299	2,224
2002
Net sales	$29,362	$29,892	$22,010	$26,137
Gross profit	10,598	12,985	8,705	9,952
Net income	2,376	3,741	1,453	1,682

(15)  SUBSEQUENT EVENT

  On January 30, 2004 Cornerstone Equity Investors, LLC signed an agreement to sell its investment in True Temper Corporation. Management expects the transaction to close within 90 days from the date of the agreement and is subject to regulatory approval and other customary closing conditions.

Item 12. Results of Operations and Financial Condition.

        Certain of the information furnished in "Item 9. Regulation FD Disclosure" of this Current Report contains historical financial information that is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

True Temper Sports, Inc.
Date: February 23, 2004	By:	/s/ SCOTT C. HENNESSY
Name: Scott C. Hennessy Its: President and Chief Executive Officer
Date: February 23, 2004
	By:	/s/ FRED H. GEYER
Name: Fred H. Geyer Its: Senior Vice President, Chief Financial Officer and Treasurer

28

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Summary Historical and Unaudited Pro Forma Consolidated Financial Data
RISK FACTORS
THE ACQUISITION AND RELATED TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
True Temper Sports, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations (Dollars in thousands)
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations (Dollars in thousands)
True Temper Sports, Inc. Unaudited Pro Forma Condensed Consolidated Balance Sheet (Dollars in thousands)
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet (Dollars in thousands)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
THE SENIOR CREDIT FACILITIES
INDEPENDENT AUDITORS' REPORT
TRUE TEMPER SPORTS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands)
TRUE TEMPER SPORTS, INC. CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
TRUE TEMPER SPORTS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY AND COMPREHENSIVE INCOME (Dollars in thousands)
TRUE TEMPER SPORTS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
TRUE TEMPER SPORTS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands unless otherwise indicated)
SIGNATURES